Exhibit 4.67

EXECUTION COPY

DEVELOPMENT LOAN AGREEMENT
by and between
NGP BLUE MOUNTAIN I LLC
(the "Borrower")
and
GLITNIR BANK' HF
(the "Lender")
dated as of
November 1, 2007

DEVELOPMENT LOAN AGREEMENT TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Accounting Terms and Certain Principles of Interpretation	16

SECTION 2. LOAN		17
2.1	Commitment	17
2.2	Promissory Note for Loans	17
2.3	Use of Proceeds	17
2.4	Advances	17
2.5	Interest	18
2.6	Repayment	20
2.7	Prepayments	20
2.8	Fees	21
2.9	Certain LIBOR and Interest Provisions	21

SECTION 3. CONDITIONS PRECEDENT		26
3.1	Conditions Precedent to Initial Advance	26
3.2	Conditions Precedent to Each Subsequent Advance	30

SECTION 4. REPRESENTATIONS AND WARRANTIES		32
4.1	Existence; Compliance with Law; Business Conduct	32
4.2	Power and Authorization; Enforceable Obligations	32
4.3	No Legal Bar	33
4.4	No Litigation	33
4.5	Indebtedness	3 3
4.6	Ownership of Property; Liens	3 3
4.7	Investment Company Act	34
4.8	Margin Securities	34
4.9	Subsidiaries	34
4.10	Possession of Franchises, Licences, etc	35
4.11	Financial Statements	35
4.12	Full Disclosure; Project Pro Formas; Development Loan Budget	35
4.13	No Default	36
4.14	Agreements	36
4.15	Taxes	36
4.16	Permits; Environmental Matters	36
4.17	Employee Benefit Plans	37
4.18	Development and Construction of the Project	37
4.19	Sufficiency of Assets	37
4.20	Zoning/Subdivision	37

11

4.21	Real Property Interests	37

SECTION 5. COVENANTS AND CONTINUING AGREEMENTS		38
5.1	Affirmative Covenants	38
5.2	Negative Covenants	44

SECTION 6. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT		49
6.1	Events of Default	49
6.2	Rights and Remedies	51

SECTION 7. MISCELLANEOUS		52
7.1	Participations; Assignment	52
7.2	Payment of Expenses	53
7.3	Amendments and Waivers	53
7.4	Nonwaiver by Lender	54
7.5	Construction of Agreement	54
7.6	Waivers by Borrower	55
7.7	GOVERNING LAW; WAIVER OF JURY TRIAL;
	LIMITATION OF REMEDIES	55
7.8	Notices	57
7.9	Counterparts	5 8
7.10	Confidentiality	58
7.11	Indemnity	59
7.12	Scope of Liability	59

EXHIBIT A	FORM OF PROMISSORY NOTE
EXHIBIT B-1	FORM OF INITIAL REQUEST
EXHIBIT B-2	FORM OF SUBSEQUENT ADVANCE REQUEST
EXHIBIT B-3	FORM OF CONTINUATION/CONVERSION NOTICE
EXHIBIT C	FORM OF PLEDGE AGREEMENT

SCHEDULE 1.1	TITLE EXCEPTIONS
SCHEDULE 1.2	DEVELOPMENT LOAN BUDGET
SCHEDULE 1.3	[RESERVED]
SCHEDULE 1.4	PROJECT CONTRACTS
SCHEDULE 1.5	PROJECT PERMITS
SCHEDULE 1.6	PROJECT PRO FORMAS
SCHEDULE 4.4	LITIGATION
SCHEDULE 4.6(c)	SECURITY FILINGS
SCHEDULE 4.21	DESCRIPTION OF REAL PROPERTY
SCHEDULE 5.1(j)	SEPARATENESS
SCHEDULE 5.2(f)	AFFILIATE TRANSACTIONS
SCHEDULE 7.8	ADDRESSES FOR NOTICES
EXHIBIT 6	EXHIBIT 6 TO POWER PURCHASE AGREEMENT

DEVELOPMENT LOAN AGREEMENT

     This DEVELOPMENT LOAN AGREEMENT is dated as of this 1st day of November, 2007 (this "Agreement"), by and between NGP Blue Mountain I LLC, a Delaware limited liability company ("Borrower"), and GLITNIR BANKI HF, a company incorporated in Iceland ("Lender"), such parties to be referenced individually as a "Party" and collectively as "Parties."

     WHEREAS, Borrower was created to develop, own and operate geothermal production and re-injection wells into the geothermal resource located on approximately 10,900 acres at the Faulkner I site in Humboldt County, Nevada to supply geothermal fluids to an electric generating facility to be constructed by Borrower on such site which shall be capable of producing approximately 31.25 MWs of net electrical power (the "Project"); and

     WHEREAS, Borrower desires that Lender make certain loans to Borrower to finance, on an interim basis, the development of the Project and Lender is willing to make such loans to Borrower, on the terms set forth herein and the related loan documents;

     NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit heretofore, now or hereafter made by Lender, the Parties hereto agree as follows:

SECTION 1. DEFINITIONS

     1.1 Certain Defined Terms. When used herein, the following terms shall have the following meanings:

     "Adjusted Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Base Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Adjusted Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

     "Adjusted LIBOR" means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum equal to (a) the LIBOR of such Interest Period multiplied by (b) the Statutory Reserve Rate.

     "Advance": Each partial advance of the Loans made by Lender to Borrower under Section 2.4 of this Agreement, including the Initial Advance.

Development Loan Agreement

     "Affiliate": With respect to any Person, any other Person (a) directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; (b) directly or indirectly owning or holding any equity interest or other economic interest or benefit in such Person in excess of ten percent (10%); or (c) in which such Person directly or indirectly controls any voting stock or other equity interest in excess of ten percent (10%). For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, none of Lender or its respective investors or participants shall be deemed an Affiliate of Borrower.

     "Agreement": This Development Loan Agreement, including all Exhibits and Schedules hereto, as the same may be from time to time amended, modified or supplemented.

"Applicable Margin": (i) 2.25% per annum with respect to that portion of Loans maintained from time to time as a Base Rate Loan, and (ii) 3.25% perannum with respect to that portion of Loans maintained as a LIBOR Loan, provided, however, that if the UEPA Permit and any necessary amendments thereto have not been approved and declared effective on or prior to March 31, 2008, the Applicable Margin will be increased from and including such date to 3.25% per annum with respect to that portion of Loans maintained from time to time as a Base Rate Loan, and 4.25% per annum with respect to that portion of Loans maintained as a LIBOR Loan.

     "Authorized Officers": The officers of Borrower who are authorized to execute the Loan Documents and any documents to be delivered in connection with the Loan Documents on behalf of Borrower, as applicable.

     "Available Development Sources": At any time, the sum of (i) the undrawn amounts of the Loans under this Agreement, (ii) cash equity contributed to Borrower following the Effective Date and (iii) other amounts committed to Borrower on terms and conditions acceptable to Lender.

     "Availability Period": The period from and including the Effective Date to, but excluding, the date that is 180 days from the Effective Date.

     "Available Financing Proceeds": All proceeds of any debt and equity financing for the Project that are available to Borrower on the Financial Closing Date to make the payments set forth in Section 2.6(c) of this Agreement, consistent with the terms and conditions governing such debt and equity financing.

     "Bankruptcy Code": Title 11 of the United States Code, as in effect from time to time, or any successor thereto.

     "Base Rate" means, at any time, the WSJ Prime Rate as published in the Wall Street Journal.

     "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Adjusted Base Rate.

     "BLM": Bureau of Land Management of the United States of America, Department of the Interior.

     "Board": The Board of Governors of the Federal Reserve System of the United States.

     "Borrower": NGP Blue Mountain I LLC, a Delaware limited liability company, and its permitted successors-in-interest.

     "Borrower Account": Bank of the West, 4950 Kietzke Lane, Reno, Nevada 89509 (Tel: 775-824-3940) (Routing #: 121100782), for the account of NGP Blue Mountain I LLC, Account Number 247-101850.

     "Borrower Organizational Documents": As defined in Section 3.1(f) of this Agreement.

     "Borrowing Request": Any of the Initial Request or Subsequent Advance Requests.

     "Business Day": Any day other than a Saturday, Sunday or a day on which commercial banks in New York city are authorized or required by law to remain closed; provided that when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

     "Change in Law": As defined in Section 2.9(c) of this Agreement.

     "Change of Control": The occurrence of any of the following events: (i) a merger or consolidation of Borrower with or into any Person or the merger of another Person with or into Borrower, (ii) a sale, transfer, lease, or other disposition by Borrower to any Person of all or substantially all of the assets of Borrower in a single transaction or a series of transactions or (iii) a tender offer, sale of voting securities by Borrower or other event or series of events, in each case as a result of which more than 51% of the voting securities of Borrower is acquired, directly or indirectly, by any Person or group (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as in effect on the Effective Date).

     "Code": The Internal Revenue Code of 1986, as amended from time to time.

      "Collateral": The collateral subject to the Liens of the Security Documents, or any other security documents entered into in connection with the Project in accordance herewith for the benefit of Lender.

     "Commitment Fee": The commitment fee payable to Lender in the amount of 0.5% per annum on the undrawn portion of the Loans.

     "Construction Financing Documents": That certain (i) amended and restated commitment letter by and among Morgan Stanley Senior Funding, Inc. ("MSSF"), Morgan Stanley & Co., Inc. ("MS&Co"), Lender and Nevada Geothermal Power Company for the US$100,000,000 construction loan facility for the Project and (ii) commitment letter by and between Nevada Geothermal Power Inc. and MS Greenrock LLC for the US$100,000,000 equity financing to be used to repay the construction loan financing referred to under item (i) above, as may be amended, modified and/or amended and restated from time to time.

     "Continuation/Conversion Notice": That certain notice in the form attached hereto as Exhibit B-3.

     "Core Real Estate Documents": All geothermal leases and other mineral and surface rights associated with the Project Site, all other rights relating thereto (other than the applications therefor from BLM or any other Person, but including the transmission line rights of way and easements), as described on Schedule 4.21 attached hereto.

     "Date Certain": The first anniversary of the Effective Date.

     "Default": Any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

     "Default Rate" means the Interest Rate plus 2% per annum.

     "Deferred Commitment Fees": As defined in Section 2.8 of this Agreement. "Development Loan Budget": The Development Loan Budget for the Project, which as of the Effective Date is attached to this Agreement as Schedule 1.2, as such document may be revised from time to time solely in accordance with Section 5.1(k) of this Agreement, and which sets forth the budgeted costs and expenses and the anticipated dates of Advances for the further development of the Project from the Effective Date until the Date Certain.

      "Dollars" and "i": The lawful currency of the United States.

     "Effective Date": The date of this Agreement.

     "Employee Benefit Plan": The term "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA that (a) is maintained for employees of Borrower or any of its ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of Borrower or any current or former ERISA Affiliate, as well as any Multiemployer Plan under ERISA.

     "Environmental Indemnity Matters": As defined in Section 5.1(c) of this Agreement.

     "Environmental Laws": Any and all Laws (including common laws) pertaining to human health and safety and the environment, in any and all jurisdictions in which Borrower is conducting business, or where any real property of Borrower is located or where any Hazardous Substances generated by or disposed of by Borrower are located, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and any other federal, state, regional or local environmental conservation or protection Laws as each may from time to time be amended or supplemented.

     "Enviroscientist Report": The report prepared by Enviroscientist, Inc. dated as of October 12, 2007 as to the matters described in the scope of services agreed to between Enviroscientist, Inc. and the Lender.

     "EPC Contract": That certain Engineering, Procurement and Construction Contract to be entered into by Borrower with respect to the design and construction of the Project.

     "ERISA": The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

     "ERISA Affiliate": The term "ERISA Affiliate," as applied to Borrower, means any Person that is a member of a group that is under common control with Borrower, which together with Borrower is treated as a single employer within the meaning of Section 414(b), (c), (n), or (o) of the Code.

     "Event of Bankruptcy": With respect to any Person, the occurrence of any of the following events:

(i)	the commencement by such Person of a voluntary case concerning itself under the Bankruptcy Code or similar Law;

(ii)	an involuntary case is commenced against such Person and the petition is not controverted within twenty (20) days, or is not dismissed within sixty (60) days, after commencement of the case;

(iii)	a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person or such Person commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against such Person any such proceeding which remains undismissed for a period of sixty (60) days;

(iv)	the entrance of any order of relief or other order approving any such case or proceeding involving such Person by a court of competent jurisdiction;

(v)	such Person is adjudicated insolvent or bankrupt by a court of competent jurisdiction;

(vi)	such Person suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days;

(vii)	such Person makes a general assignment for the benefit of creditors;

(viii)	such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due;

(ix)	such Person shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or

(x) any partnership, limited liability company or corporate action, as the case may be, is taken by such Person for the purpose of effecting any of the foregoing.

     "Event of Default": As defined in Section 6.1 of this Agreement.

     "Expiring Drilling Contract" means that certain Daywork Drilling Contract, effective as of March 30, 2007, by and between Nevada Geothermal Power Company and ThermaSource, Inc. All material work to be performed under the Expiring Drilling Contract has been performed prior to the date hereof.

     "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 11100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

     "Financial Closing Date" or "Financial Close": The earliest date upon which Borrower executes the definitive loan agreement contemplated by the commitment letter referred to in clause (i) of the definition of Construction Financing Documents, all conditions for initial funding thereunder have been satisfied or waived and the initial funding shall have occurred thereunder.

     "FPA": The Federal Power Act, as amended.

     "GAAP": United States generally accepted accounting principles consistently applied.

     "Geothermal Resource Consultant": GeothermEx, Inc. or such other Persons selected by Lender to act as Geothermal Resource Consultant hereunder.

     "Geothermal Resource Consultant Report": The memorandum report of the Geothermal Resource Consultant dated as of October 13, 2007.

     "Governmental Authority": Any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Substance": Any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, asbestos-containing materials, polychlorinated biphenyls, radioactive material, or other compound, element, chemical material or substance in any form whatsoever (including products) regulated, restricted or controlled by or under or for which liability may be imposed under any Environmental Law.

     "Indebtedness": Without duplication, (i) all obligations of any Person for borrowed money or for the deferred purchase price of property or services (other than (x) trade payables on terms of sixty (60) days or less incurred in the ordinary course of business of such Person for the purposes described in the Development Loan Budget but only to the extent paid on such terms and (y) payables to vendors, contractors, suppliers, advisers, consultants or other providers to such Person in accordance with the Development Loan Budget), (ii) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person under capital leases or synthetic leases, (iv) the stated amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed, (vi) all obligations of such Person under any interest rate protection agreement and any currency swap or similar agreement and (vii) all contingent obligations of such Person guaranteeing or intended to guarantee, or otherwise providing or intending to provide assurance against loss in respect of, any Indebtedness, leases, dividends or other obligations of any other Person.

     "Indemnified Liabilities": As defined in Section 7.11 of this Agreement.

     "Indemnified Party": As defined in Section 5.1(c) of this Agreement.

     "Initial Advance": The initial advance of the Loans to be made by Lender to Borrower under Section 2.4(b) of this Agreement.

     "Initial Request": As defined in Section 2.4(b) of this Agreement.

     "Initial Disbursement Date": As defined in Section 2.4(b) of this Agreement.

     "Insurance Policies": The insurance policies described in Section 5.1(f) of this Agreement.

     "Interest Period": With respect to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan, and ending on (but excluding) the day which numerically corresponds to such date three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in the relevant notice; provided that, if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day).

     "Interest Rate": (i) on that portion of Loans maintained from time to time as a Base Rate Loan, equal to the sum of the Adjusted Base Rate from time to time in effect plus the relevant Applicable Margin, and (ii) on that portion of Loans maintained as a LIBOR Loan, during each Interest Period applicable thereto, equal to the sum of the Adjusted LIBOR for such Interest Period plus the relevant Applicable Margin.

     "Law": With respect to any Governmental Authority, any constitutional provision, law, statute, code, rule, regulation, ordinance, treaty, order, decree, writ, judgment, decision, certificate, holding, determination, injunction, Project Permit or requirement of such Governmental Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof. Unless the context clearly requires otherwise, the term "Law" shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect at the date of this Agreement.

     "Lender": Glitnir Banki hf, and each of its respective permitted successors and assigns.

     "LIBOR" means, with respect to any LIBOR Loans for any Interest Period, the rate per annum determined by the Lender at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Lender which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBOR" shall be the interest rate per annum determined by the Lender to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Lender at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

     "LIBOR Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the Adjusted LIBOR.

     "LIBOR Office" means the office of the Lender designated as its "LIBOR Office" on Schedule 7.8 hereto or such other office designated from time to time by notice from the Lender to the Borrower, whether or not outside the United States, which shall be making or maintaining the LIBOR Loans of the Lender.

     "Lien": Any mortgage, lien (statutory or other), pledge, hypothecation, assignment, collateral assignment, security interest, title-retention arrangement, mandatory deposit arrangement, encumbrance, or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other titleretention arrangement, any sale of receivables or any capital lease), and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

     "Loans": As defined in Section 2.1 of this Agreement.

     "Loan Documents": This Agreement, the Note, the Security Documents, and all other instruments, documents or other writings now or hereafter executed by Borrower with respect to the Loans or pertaining to or as security for the payment and performance of the Obligations.

     "Management Plan": As defined in Section 3.1(j) of this Agreement.

     "Material Adverse Effect": Any material adverse effect upon (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to perform any of its Obligations under the Loan Documents, (iii) the validity, perfection and enforceability of any of the Liens granted under the Loan Documents, or (iv) the ability of Lender to enforce any of the Obligations or any of its rights and remedies under the Loan Documents or other Project Contracts.

     "Material Party": Any party to a Material Project Contract.

     "Material Project Contracts": (i) The EPC Contract, once Borrower has entered into such agreement, (ii) the Real Estate Documents, (iii) the Offtake Agreements, (iv) the Wellfield Contracts once entered into by the Borrower, and (v) transmission interconnection agreements once entered into by the Borrower, in each case, with respect to the Project.

     "Maturity Date": The earliest of (i) the Financial Closing Date, (ii) the Date Certain and (iii) the date on which the Obligations became immediately due and payable pursuant to Section 6.2 of this Agreement.

     "Membership Interest": Ownership interests in that certain limited liability company that is the Borrower named herein.

     "Multiemployer Plan": The term "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or has been obligated to make, contributions within the preceding six (6) years.

     "Non-Excluded Taxes" means any Taxes other than (a) taxes imposed or measured by net income (however demonstrated), franchise Taxes or other taxes imposed in lieu of net income taxes imposed with respect to the Lender by the United States or by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized or in which its principal office is located or in which it maintains its applicable lending office or is engaged in a trade or business, (b) United States withholding or United States backup withholding Taxes imposed on or to which amounts payable to the Lender are subject to at the time the Lender becomes a party to this Agreement and (c) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a).

     "Non-Recourse Party": As defined in Section 7.12 of this Agreement.

     "Note": As defined in Section 2.2 of this Agreement.

     "Note Schedule": The schedule attached to the Note, on which will be recorded the amount of each Advance, the date of each Advance and the total outstanding principal balance of the Loans from time to time.

     "Obligations": All of Borrower's liabilities, obligations and indebtedness from time to time owing to Lender under the Loan Documents of any and every kind and nature, including, without limitation, the obligations of Borrower under the indemnities contained in Sections 5.1(c) and 7.12 of this Agreement, all principal of and interest on the Advances, charges, expenses, fees and other sums chargeable to Borrower by Lender, arising under this Agreement, the Note or the other Loan Documents whether heretofore, now or hereafter owing, arising, due or payable from Borrower to Lender and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise.

     "Offtake Agreements": The Power Purchase Agreement and/or any other power purchase and sale agreements, tolling agreements or similar sales agreements to be entered into by Borrower with respect to the Project.

     "Other Taxes" means any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

     "Owner": NGP Blue Mountain Holdco LLC, a Delaware Limited Liability Company.

     "Party" or "Parties": As defined in the preamble to this Agreement.

     "Permit": Any authorization, consent, order, license, ruling, approval, permit, exemption, consultation, filing, certificate, registration or license issued by, submitted to, or entered with any Governmental Authority.

     "Permitted Debt": Indebtedness of Borrower (a) for borrowed money on an unsecured basis in an aggregate principal amount of $500,000 or less and which Indebtedness is (i) subordinated to the Obligations on terms and conditions acceptable to Lender, (ii) the proceeds of which are used solely to pay budgeted costs and expenses under the Development Loan Budget, (iii) initially incurred at such times as no Event of Default has occurred and is continuing, (b) incurred pursuant to this Agreement, or (c) incurred in respect of the U.S.$900,000 Letter of Credit issued in connection with the execution of the Standard Large Generator Interconnection Agreement by and between Borrower and Sierra Pacific Power Company in form and substance satisfactory to the Lender.

     "Permitted Lien": Any (i) Liens for ad valorem property taxes or assessments or other governmental charges, as long as such taxes and assessments are timely paid and discharged or the validity, applicability or amount thereof is being contested in good faith by appropriate proceedings that could not reasonably be expected to result in the forfeiture or sale of any property of Borrower or, if applicable, any jointly owned or similar entity under Section 5.2(d) with respect to the transmission line described therein, or any interference with the use thereof by Borrower or, if applicable, such jointly owned or similar entity and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics' and materialmen's Liens for obligations not yet due and payable or the amount thereof is being contested in good faith by appropriate proceedings that that could not reasonably be expected to result in the forfeiture or sale of any property of Borrower or, if applicable, any such jointly owned or similar entity, or any interference with the use thereof by Borrower or, if applicable, such jointly owned or similar entity and for which adequate reserves have been established in accordance with GAAP, (iii) other statutory Liens incurred in the normal course of business, (iv) Liens encumbering cash, cash equivalents or similar investments on deposit in or credited to any securities or deposit account, which Liens secure the obligations of the Borrower with respect to Permitted Debt described in clause (c) of the definition thereof, (v) any easements, licenses, rights of way or other similar encumbrances that encumber the Project Site and utility easements that encumber the Real Property and do not materially and adversely affect the Project, (vi) zoning ordinances, (vii) Liens described on Schedule 1.1 attached hereto, and (viii) such other Liens, restrictions, charges or encumbrances, so long as the same do not, individually or in the aggregate, materially impair the use, value or marketability of the Project Site, taken as a whole, for its intended purposes.

     "Person": Any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or Governmental Authority.

     "Power Purchase Agreement": The power purchase agreement entered into by Borrower and Nevada Power Company, dated as of August 18, 2006, and approved by the PUCN on February 12, 2007.

     "Pledge Agreement": The Pledge and Security Agreement, dated as of even date herewith, by and between the Owner and Lender, for the benefit of Lender, substantially in the form of Exhibit C attached hereto, which grants Lender a security interest in all of Borrower's Membership Interests.

     "Process Agent": As defined in Section 7.7(e) of this Agreement. "Progress Report": As defined in Section 5.1(e)(xi) of this Agreement.

     "Project": As defined in the recitals to this Agreement.

     "Project Contracts": The Material Project Contracts and any of the following contracts and agreements entered into by Borrower from time to time: (i) those contracts and agreements described on Schedule 1.4 to this Agreement, (ii) any contract or agreement which provides for payments of more than $1,000,000 and (iii) any contract or agreement that is not by its terms terminable by Borrower upon not more than thirty (30) days' notice without penalty or other liability to Borrower in excess of $1,000,000; provided, however, that the Expiring Drilling Contract and any other contract that has been fully performed (other than unasserted contingent obligations, if any) prior the date hereof shall not constitute Project Contracts, unless renewed in accordance with this Agreement.

     "Project Permit": Any authorization, consent, order, license, ruling, approval, permit, exemption, consultation, filing, certificate, registration or license by or with any Governmental Authority issued or anticipated to be issued to Borrower or submitted by

Borrower in respect of the Project or otherwise, in each case which is required for the development, construction, ownership or operation of the Project, including those listed on Schedule 1.5 to this Agreement and excluding those which are ministerial, immaterial and non-discretionary in nature and can reasonably be expected to be obtained or made in the ordinary course of business.

     "Project Pro Formas": As attached as Schedule 1.6 to this Agreement.

     "Project Site": The geothermal development areas that Borrower is leasing from BLM and private parties or has applied to lease from BLM and private parties at the Faulkner I site in Humboldt County, Nevada, together with the transmission line route from such leases to the interconnection point.

     "PUCN": The Public Utilities Commission of Nevada.

     "PUHCA": The Public Utility Holding Company Act of 2005, as amended.

     "Real Estate Documents": The Core Real Estate Documents, applications therefor from BLM or any other Person associated with the Project Site, and any other executed documents including those listed on Schedule 4.21 to this Agreement that create any real estate interests related to the Project Site (including options to purchase or lease all or any portion of the Project Site).

     "Real Property": The real property in which the Borrower has rights, including as a result of an assignment by any of its Affiliates, pursuant to the Real Estate Documents.

     "Real Property Report": The report prepared by Sadlier-Brown Consulting Ltd. in connection with the Real Estate Documents, dated as of January 25, 2007, and updated as of September 26, 2007.

     "Release": Any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, discarding, seepage, spill, flow, leak, discharge, disposal or emission.

     "Security Documents": The Pledge Agreement and any other security agreement or document, entered into in connection with the transactions contemplated hereby, and associated UCC financing statements.

     "Status Report": As defined in Section 5.1(e)(iv) of this Agreement.

     "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the LIBOR, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "Subsequent Advance Request": As defined in Section 2.4(c) of this Agreement.

     "Subsequent Disbursement Date": As defined in Section 2.4(c) of this Agreement.

     "Subsidiary": With respect to any Person, any corporation or other entity of which any of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect any director of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

     "Taxes" means any and all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

     "Title Company": First American Title Insurance Company, or another title insurance company licensed to do business in the State of Nevada and reasonably acceptable to Lender.

     "UCC": The Uniform Commercial Code as in effect in the State of New York and/or any other jurisdiction, the laws of which may be applicable to the creation, perfection or priority of any Lien on any Collateral created pursuant to any Security Document.

     "UEPA": The Utility Environmental Protection Act.

     "UEPA Permit": The UEPA permit pursuant to the application therefor filed by Nevada Geothermal Power Company with the PUCN on November 22, 2006 under Docket No. 06-11032.

     "Upfront Fee": That certain fee in the amount of $250,000 payable by Borrower to Lender on the Effective Date in connection with this Agreement and the Loans.

     "Wellfield Contracts": All material contracts that have not been fully performed (other than unasserted contingent obligations, if any) prior to the date hereof for the development, drilling, installation and operation of the geothermal wells and related wellfield collection system for the Project; provided, however, that the Expiring Drilling Contract shall not constitute a Wellfield Contract, unless renewed in accordance with this Agreement.

     "WSJ Prime Rate": At any time, the prime lending rate on corporate loans posted by at least 75% of the 30 largest banks in the United States according to and as published in the Wall Street Journal.

     1.2 Accounting Terms and Certain Principles of Interpretation.

     (a) Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

     (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Sections, Exhibits and Schedules shall be references to Sections, Exhibits and Schedules of this Agreement unless otherwise expressly specified.

     (c) Unless otherwise expressly specified, any agreement, contract, or document defined or referred to herein shall mean such agreement, contract or document in the form (including all amendments and clarification letters relating thereto) delivered to Lender on the Effective Date as the same may thereafter be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement.

     (d) The words "include," "includes" and "including" are not limiting.

     (e) Unless otherwise expressly provided, a reference to any Person or Persons shall be construed as a reference to any permitted successors and assigns of such Person or Persons.

SECTION 2. LOAN

     2.1 Commitment. Subject to and upon the terms and conditions hereof, and upon satisfaction of the conditions precedent set forth in Section 3.1 and Section 3.2 hereto, the Lender agrees to make Advances to Borrower from time to time during the Availability Period in an aggregate principal amount up to, but not in excess of an aggregate of $20,000,000 (the "Loans"). The Loans may from time to time be Base Rate Loans or LIBOR Loans as determined by the Borrower in the applicable Borrowing Request and notified to the Lender in accordance with Section 2.4 below.

     2.2 Promissory Note for Loans. The Loans made by the Lender shall be evidenced by, and shall be due and payable in accordance with the terms of, a promissory note executed by Borrower in favor of the Lender in an amount equal to the aggregate amount of Loans committed to under Section 2.1, substantially in the form of Exhibit A attached hereto (the "Note"). The Initial Advance shall be evidenced on the Note Schedule delivered on the Effective Date, and all Advances subsequent to the Initial Advance, if any, shall be evidenced by notations thereof made on the Note Schedule by the Lender. At the time of each Loan, the Lender is hereby authorized to make a notation on the Note Schedule attached to the Note as to the date and the amount of such Loan. The principal amount shown on such Note Schedule shall be prima facie evidence of the outstanding principal amount of each such Loan. Failure to make any such notation shall not limit or otherwise affect the obligations of Borrower under this Agreement or under the Note.

     2.3 Use of Proceeds. All proceeds of the Loans shall be used by Borrower solely for working capital and general corporate purposes and to pay Borrower's costs and expenses incurred in the development of the Project and in accordance with the Development Loan Budget, and in any case shall be used only for legal and proper purposes which are consistent with all applicable Laws; provided, that such proceeds shall not be used to pay or reimburse any such costs and expenses incurred by Borrower to Affiliates of Borrower prior to the Effective Date except to the extent contemplated in the Development Loan Budget; provided, further, that no such payment or reimbursement to Affiliates of Borrower shall be made if it would result in the Borrower being unable to satisfy the equity contribution requirement of at least US$23,000,000 described in clause (xxviii) under "Conditions Precedent" in the commitment letter described in clause (i) of the definition of Construction Financing Documents.

     2.4 Advances. Subject to and upon the terms and conditions set forth in this Agreement and upon satisfaction of the conditions precedent set forth in Sections 3.1 and 3.2 hereto, as applicable:

     (a) The Lender shall make Advances to Borrower of the proceeds of the Loans as follows: (i) the Initial Advance, in accordance with Section 2.4(b), and (ii) subsequent Advances, in accordance with the procedures set forth in Section 2.4(c) .

     (b) The Initial Advance for a minimum of $5,000,000 up to the aggregate amount of the Loans shall be made on the Effective Date and shall be disbursed by the Lender in Dollars in immediately available funds to the Borrower Account (such date of disbursement, the "Initial Disbursement Date") subject to the receipt by the Lender at least three (3) Business Days prior to the Effective Date of a written notice in the form of Exhibit B-I attached hereto (the "Initial Request").

     (c) With respect to each Advance of the Loans (other than the Initial Advance) requested in accordance with the Development Loan Budget, Lender shall receive written notice in the form of Exhibit B-2 attached hereto (a "Subsequent Advance Request") from Borrower by 10:00 a.m. New York City time at least five (5) Business Days prior to the date of such Advance. Each Subsequent Advance Request shall specify the aggregate amount of the Advances requested from Lender, such amount to be for a minimum of five million dollars ($5,000,000) or, if less, the remaining amount of undrawn Loans. The Borrower shall only be entitled to submit two (2) Subsequent Advance Requests (other than the Initial Request) during the Availability Period. Provided that Borrower has complied with the conditions set forth in Section 3.2, not later than 12:00 noon, New York City time, on the fifth (5th) Business Day after the delivery of the Subsequent Advance Request, the Lender shall disburse the requested Advance in Dollars in immediately available funds to the Borrower Account (such date of disbursement, the "Subsequent Disbursement Date").

     2.5 Interest.

     (a) From the Initial Disbursement Date or relevant Subsequent Disbursement Dates until paid in full, as long as no Event of Default has occurred and is continuing, the outstanding principal balance of the Loans shall bear interest at a rate equal to the Interest Rate, compounded annually. From the date hereof until paid in full, as long as no Event of Default has occurred and is continuing, the Deferred Commitment Fees, if any, shall accrue interest at a rate equal to the Interest Rate, compounded annually.

     (b) Interest and fees under this Agreement shall be calculated on the basis of the actual number of days (including the first day but excluding the last day) elapsed during the period for which such interest or fee is payable over a year comprised of 360 days (or in the case of a Base Rate Loan calculated at other than the Federal Funds Effective Rate, 365 days or, if appropriate 366 days).

     (c) Upon the occurrence and during the continuance of any Event of Default, and upon notice to the Borrower, the outstanding principal balance of the Loans and the Deferred Commitment Fees, if any, shall bear interest at a rate equal to the Default Rate, compounded annually.

     (d) It is the intention of the Parties to conform strictly to applicable usury laws and anything herein or elsewhere to the contrary notwithstanding, the Obligations shall be subject to the limitation that Borrower shall not be required to pay, and Lender shall not be entitled to charge or receive, any interest to the extent that such interest exceeds the maximum rate of interest which Lender is permitted by applicable Law to contract for, charge or receive and which would not give rise to any claim or defense of usury. If, as a result of any circumstances whatsoever, performance of any provision hereof shall, at the time performance of such provision is due, violate applicable usury law, then, ipso facto, the Obligation to be performed shall be reduced to the highest lawful rate, and if, from any such circumstance, Lender shall ever receive interest or anything which might be deemed interest under applicable Law which would exceed the highest lawful rate, the amount of such excess interest shall be applied to the reduction of the principal amount owing on account of the Note or the amounts owing on other Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Obligations, such excess shall be refunded to Borrower.

     (e) By delivering a Continuation/Conversion Notice in the form attached hereto as Exhibit B-3 to the Lender on or before 12:00 noon on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three (3) Business Days' notice that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000, be, in the case of Base Rate Loans, converted into LIBOR Loans or be, in the case of LIBOR Loans, converted into Base Rate Loans or continued as LIBOR Loans (in the absence of the delivery of a Continuation/Conversion Notice with respect to any LIBOR Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that, at the election of Lender, no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBOR Loans when any Default has occurred and is continuing.

     (f) The Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by the Lender) to make or maintain such LIBOR Loan; provided, however, that such LIBOR Loan shall nonetheless be deemed to have been made and to be held by the Lender, and the obligation of the Borrower to repay such LIBOR Loan shall nevertheless be to the Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of this Agreement, it shall be conclusively assumed that the Lender elected to fund all LIBOR Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.

     2.6 Repayment. Notwithstanding anything herein to the contrary, Borrower shall have no obligation to make any payment of principal or interest on the Loans, or in respect of any Obligation (other than indemnity obligations pursuant to Sections 5.1(c) and 7.12 of this Agreement), prior to the Maturity Date.

     (b) On the Maturity Date, the following Obligations shall automatically, and without further action, become due and payable by Borrower to Lender: (i) outstanding principal of the Loans, (ii) accrued interest on the Loans and (iii) any accrued and unpaid portion of the Commitment Fee (including any Deferred Commitment Fees) and any other accrued and unpaid fees and other Obligations (other than indemnity obligations pursuant to Sections 5.1(c) and 7.12 of this Agreement which shall become due and payable as provided in such Sections).

     (c) Borrower and Lender hereby agree that on the Financial Closing Date, the Available Financing Proceeds shall be used by Borrower to make the following payments in the following order of priority:

     (i) The Lender shall receive full payment of the Commitment Fee;

     (ii) The Lender shall receive full payment of the amounts set forth in Section 2.6(b) (other than the Commitment Fee) and any other accrued and unpaid Obligations.

     (d) Nothing in this Section 2.6(c) shall be construed to extend the Maturity Date or any other applicable date for any Obligation.

     (e) All payments made by Borrower shall be made irrespective of, and without any reduction for, any set-offs or counterclaims.

     2.7 Prepayments. Borrower shall have the right to prepay the Loans made by the Lender hereunder, at par and without any premium, penalty or other additional charge, at any time. Borrower shall provide the Lender written notice of its intent to exercise its rights under this Section 2.7 at least five (5) Business Days prior to taking such action. Any such prepayment shall be for the full amount of the Loans made by the Lender, together with all interest, fees, charges and other Obligations owing to the Lender, including all accrued and unpaid Obligations. Upon any such prepayment in full, any remaining commitments of the Lender under Section 2.1 shall immediately terminate and the Lender shall no longer be a Lender under this Agreement, without any further action of the Parties.

     2.8 Commitment Fees. Borrower agrees to pay to Lender the Commitment Fee for each day during the period from and including the Effective Date to but excluding the last day of the Availability Period with respect to the undrawn amount of Loans as of such day. The Commitment Fee shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December until the end of the Availability Period and on the last Business Day of the Availability Period or, if earlier, the first Business Day on which all the Loans have been Advanced; provided, however, that at Borrower's election, Borrower may defer the payment of any such portion of the Commitment Fees until the Maturity Date (any portion of the Commitment Fee so deferred, the "Deferred Commitment Fees"). In the event that Borrower does not pay any portion of the Commitment Fee when due in accordance with the preceding sentence, the Borrower shall be deemed to have elected to defer payment of such portion of the Commitment Fee until the Maturity Date (it being understood that no breach or default shall result therefrom).

     2.9 Certain LIBOR and Interest Provisions.

     (a) LIBOR Lending Unlawful. If the Lender shall determine (which determination shall, upon notice thereof to the Borrower, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for the Lender to make or continue any Loan as, or to convert any Loan into, a LIBOR Loan, the obligations of the Lender to make, continue or convert any such LIBOR Loan shall, after the determination thereof, forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Loans payable to the Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

     (b) Deposits Unavailable. If prior to the commencement of any Interest Period for a LIBOR Loan Lender shall have determined (which determination shall be conclusive absent manifest error) that

     (i) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

     (ii) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans for such Interest Period;

then, upon written notice from the Lender to the Borrower, the obligations of the Lender to make or continue any Loans under Section 2.1 and Section 2.4 on the last day of the Interest Period applicable thereto as, or to convert any Loans into, LIBOR Loans shall forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

     (c) Increased LIBOR Loan Costs etc.

     (i) The Borrower agrees to reimburse the Lender for any increase in the cost to the Lender, or any reduction in the amount of any sum receivable by the Lender in respect of, the Lender's commitments and the making of Loans hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBOR Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in after the Closing Date of; any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority (each, a "Change in Law"), that (a) imposes, modifies or deems applicable any reserves, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender, or (b) imposes on the Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by the Lender or participation therein, except for (i) such changes with respect to increased capital costs and Taxes which are governed by Sections 2.9(e) and 2.9(f), respectively, and (ii) increased costs which are already included in the determination of the Statutory Reserve Rate. The Lender shall promptly notify the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required to fully compensate the Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to the Lender within 10 days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     (ii) A certificate of an officer of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in this Section 2.9(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.

The Borrower shall pay the Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

     (iii) Promptly after the Lender has determined that it will make a request for increased compensation pursuant to this Section 2.9(c), the Lender shall notify the Borrower thereof Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation.

     (d) Funding Losses. In the event the Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBOR Loan) as a result of:

     (i) any conversion or repayment or prepayment of the principal amount of any LIBOR Loan on a date other than the scheduled last day of the Interest Period applicable thereto;

     (ii) any Loans not being made as LIBOR Loans in accordance with the Borrowing Request therefor;

     (iii) any Loans not being continued as, or converted into, LIBOR Loans in accordance with the Continuation/Conversion Notice therefor; or

     (iv) any LIBOR Loans not being prepaid in accordance with any notice delivered pursuant to Section 2.7;

then, upon the written notice of the Lender to the Borrower, the Borrower shall, within 10 days of its receipt thereof, pay directly to the Lender such amount as will (in the reasonable determination of the Lender) reimburse the Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. In the case of a LIBOR Loan, such loss, cost or expense to the Lender shall be deemed to be the amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, as the Adjusted LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a LIBOR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurodollar market. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     (e) Increased Capital Costs. If, after the Effective Date, any Change in Law affects or would affect the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and the Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or its controlling Person's capital as a consequence of the commitment or the Loans made, by the Lender is reduced to a level below that which the Lender or controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by the Lender to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to the Lender additional amounts sufficient to compensate the Lender or controlling Person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

     A certificate of an officer of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in this Section 2.9(e) shall be delivered to the Borrower and shall be conclusive absent manifest error.

     Promptly after the Lender has determined that it will make a request for increased compensation pursuant to this Section 2.9(e), the Lender shall notify the Borrower thereof. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.9(e) shall not constitute a waiver of the Lender's right to demand such compensation.

     (f) Taxes. The Borrower covenants and agrees as follows with respect to Taxes.

     (i) Any and all payments by the Borrower under each Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except to the extent such deduction or withholding is required by Law. In the event that any Taxes are required by Law to be deducted or withheld from any payment required to be made by or on behalf of the Borrower to the Lender under any Loan Document, then:

     (1) if such Taxes are Non-Excluded Taxes, the amount payable by the Borrower shall be increased as may be necessary such that the net payment, after withholding or deduction for or on account of such Non-Excluded Taxes, is equal to the amount provided for in such Loan Document (and for the avoidance of doubt, it shall be the sole responsibility of the Borrower to pay such increased amounts without regard to whether such Taxes are imposed on the Borrower or another party); and

     (2) the Borrower shall withhold or cause to be withheld the full amount of such Taxes from such payment (as increased pursuant to clause (i)(1), if applicable) and shall pay or cause to be paid such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

     (ii) Without duplication, the Borrower shall pay any and all Other Taxes that arise from the transactions contemplated by any of the Loan Documents to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable Law.

     (iii) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment, the Borrower shall furnish to the Lender a copy of an official receipt (or a certified copy thereof) or other documentation reasonably satisfactory to the Lender evidencing the payment of such Taxes or Other Taxes.

     (iv) The Borrower shall indemnify the Lender for any Non-Excluded Taxes and Other Taxes levied, imposed, assessed on or actually paid by or on behalf of the Lender. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 45 days after the date the Lender makes written demand therefor. A certificate stating the amount of such liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower by the Lender shall be conclusive absent manifest error.

     (v) The Lender shall deliver documentation prescribed by applicable Law as will enable the Borrower to determine whether or not and to what extent the Lender is subject to withholding, backup withholding or information reporting requirements. Without limiting the generality of the foregoing, the Lender shall deliver to the Borrower, on or before it becomes a party to this Agreement and upon expiration of a previously delivered form, two duly completed original copies of (i) if such Lender is a "United States person" within the meaning of Section 7701(a)(30) of the Code, Internal Revenue Service Form W-9 or (ii) if such Lender is not a "United States person" within the meaning of Section 7701(a)(30) of the Code, Internal Revenue Service Form W-8BEN (properly establishing a complete exemption from or reduction in the United States withholding tax with respect to payments to be received under this Agreement or the Loans) or W-8ECI. The Lender shall promptly notify the Borrower at any time it is no longer qualified for the reduction or exemption from the United States withholding tax as claimed in any previously delivered form.

     (g) Payments, Computations, etc. All payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Lender without setoff, deduction or counterclaim not later than 1:00 p.m. New York City time on the date due in same day or immediately available funds to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed, in the Lender's sole discretion, to have been received by the Lender on the next succeeding Business Day. Except as otherwise set forth herein, payments due on a day other than a Business Day shall be made on the preceding Business Day.

     (h) Setoff. The Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to the Lender a continuing security interest in, any and all balances, credits, deposits, accounts, or moneys of the Borrower then or thereafter maintained with the Lender; the Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Lender may have.

SECTION 3. CONDITIONS PRECEDENT

     3.1 Conditions Precedent to Initial Advance. The obligation of Lender to make the Initial Advance to Borrower under this Agreement on the Effective Date is subject to the determination by Lender that the following conditions precedent have been fulfilled:

     (a) Note. The Lender shall have received the Note duly executed by Borrower in an amount equal to the aggregate amount of Loans committed to under Section 2.1.

     (b) Development Loan Agreement and Initial Request. This Agreement shall have been executed and delivered by the Parties and the Borrower shall have submitted the Initial Request in accordance with Section 2.4(b), in substance reasonably satisfactory to Lender.

     (c) Security Documents. The Security Documents shall have been duly executed and delivered. The Lender shall have received evidence satisfactory to it that Lender has a valid and perfected first priority security interest in all of the Collateral, The Borrower shall have delivered to or caused to be delivered to Lender executed documents (including the financing statements on Form UCC-1 and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Lender may deem necessary or advisable to perfect its Liens in the Collateral. The Lender shall have received certified copies of UCC search reports listing all effective financing statements that name Borrower as debtor and that are filed in the jurisdictions in which the Collateral is located or in jurisdictions where a financing statement with respect to the Collateral would properly be filed, together with copies of such other financing statements, none of which shall cover the Collateral.

     (d) Representations and Warranties and Defaults. The Lender shall have received certificates, in form and substance satisfactory to Lender, executed by (i) an Authorized Officer of each of the Borrower and Owner, dated the Effective Date to the effect that the representations and warranties made by each of the Borrower and Owner, as applicable, in the Loan Documents, as applicable, or which are contained in any certificate, document or other statement of Borrower and/or Owner, as the case may be, furnished at any time under or in connection herewith or therewith shall be correct on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date, and (ii) an Authorized Officer of each of the Borrower and Owner that no Default or Event of Default shall have occurred, or shall be believed to have occurred, and be continuing on such date or after giving effect to the Advance to be made on such date or the application of the proceeds thereof.

     (e) Upfront Fee. The Lender shall have received from the Borrower the Upfront Fee.

     (f) Documents. Lender shall have received in form and substance satisfactory to it copies of:

     (i) the Certificate of Formation of each of Borrower and Owner and certificates dated not more than fifteen (15) days prior to the Effective Date stating that each of Borrower and Owner is validly existing and in good standing on such date, all certified by the Secretary of State of the State of Delaware;

     (ii) the operating agreement of each of Borrower and Owner certified on the Effective Date by an Authorized Officer of each of Borrower and Owner, as applicable;

     (iii) all requisite resolutions of each of Borrower and Owner and any other documents evidencing all actions taken by Borrower and Owner, as applicable, to authorize the execution and delivery of this Agreement and any other Loan Document requiring execution by such party, such resolutions to be certified on the Effective Date by an Authorized Officer of each of Borrower and Owner, as applicable; and

     (iv) certificates, certified on the Effective Date by an Authorized Officer of each of Borrower and Owner, as the case may be, setting forth the name and signature of each Authorized Officer (Lender may rely conclusively on such certification until it receives notice in writing to the contrary).

All of the foregoing documents relating to Borrower shall hereinafter be referred to as "Borrower Organizational Documents".

     (g) Process Agent. Evidence that Corporation Service Company, or such other Person as is acceptable to Lender, has agreed to serve as the agent of Borrower for receipt of service of process in the State of New York, with respect to each Loan Document to which the Borrower, as applicable is a party, and within three (3) days of the Effective Date, evidence that the fees of such agent have been paid in advance for at least twelve (12) months.

     (h) Legal Opinions. The Lender shall have received executed originals of one or more written opinions of counsel for Borrower, in form satisfactory to Lender and its counsel dated on the Effective Date addressed to Lender.

     (i) No Adverse Actions. There shall not be pending or, to the knowledge of Borrower, threatened, any action, suit, proceeding, governmental investigation, or arbitration against or affecting Borrower, or any property of Borrower that has not been disclosed to Lender by Borrower in writing and could reasonably be expected, in the opinion of Lender, to have a Material Adverse Effect, and there shall have occurred no development in any such action, suit, proceeding, governmental investigation, or arbitration that, in the opinion of Lender, could reasonably be expected to have a Material Adverse Effect. No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit, or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, this Agreement or the making of the Loans hereunder.

     (j) Management Plan. Borrower shall have delivered to Lender a management plan in form and substance satisfactory to Lender detailing, among other things, Borrower's plan for the management of the development and construction phase (the "Management Plan").

     (k) Reports. Borrower shall have delivered to Lender the Geothermal Resource Consultant Report and the Real Property Report, each in form and substance satisfactory to the Lender. Lender shall have received the Enviroscientist Report, in form and substance satisfactory to the Lender.

     (l) Construction Financing Documents. Borrower shall have delivered to Lender the Construction Financing Documents executed by Borrower and/or any one or more of its Affiliates, together with any amendments and modifications thereto, which amendments and modifications shall be in form and substance satisfactory to the Lender.

     (m) Real Estate Documents. The Real Estate Documents, to the extent executed, shall be in full force and effect and shall have been assigned to the Borrower (to the extent not directly entered into by the Borrower). Lender shall have received true, correct and complete copies of (i) the Real Estate Documents, to the extent executed, together with evidence of assignment of such Real Estate Documents to Borrower, as necessary, (ii) the preliminary title insurance report, and (iii) if reasonably requested by Lender based on the exceptions to title set out in such preliminary title insurance report, any deeds, leases, subleases, easements, rights of way, licenses and other real property interests relating to the Project Site or which relate to such exceptions to title shown on the preliminary title insurance report.

     (n) Project Contracts. The Lender shall have received true, correct and complete copies of all Project Contracts, to the extent executed, which Project Contracts shall have been duly assigned to the Borrower (to the extent not directly entered into by the Borrower) and shall be in full force and effect.

     (o) Project Permits. The Lender shall have received true, correct and complete copies of all issued Project Permits listed on Schedule 1.5 and related applications, if any, which Project Permits shall have been duly assigned to the Borrower, as necessary, and shall be in full force and effect.

     (p) Pro Forma Financial Statements. The Lender shall have received copies of the Project Pro Formas of the Borrower, showing, among other things, the affect of the Loans.

     (q) Required Consents. All consents, if any, required in connection with the assignment to the Borrower of the Real Estate Documents, the Project Contracts, the issued Project Permits listed on Schedule 1.5 and any and all ancillary documents and underlying rights, properties and assets relating thereto shall have been obtained and copies thereof delivered to the Lender, in form and substance satisfactory thereto.

     (r) Other Information. The Lender shall have received such other statements, certificates, documents and information with respect to Borrower and/or the Project or matters contemplated by the Loan Documents as Lender may reasonably request.

     (s) Initial Request. The Lender shall have received at least three (3) Business Days prior to the Effective Date the Initial Request in the form of Exhibit B-l attached hereto.

     3.2 Conditions Precedent to Each Subsequent Advance. The obligation of Lender to make any Advance hereunder after the Initial Advance shall be subject to the reasonable determination of Lender that each of the following conditions precedent have been fulfilled; provided that, in the event that any such condition precedent is not met, then Lender may waive the requirement that such condition precedent be satisfied and fund the applicable Advance:

     (a) Representations. All of the representations and warranties of Borrower contained in this Agreement or any Loan Document shall be true and correct on the date of each such Advance, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

     (b) Defaults and Events of Default. No event or circumstance shall have occurred and be continuing, or would result from the Advances or the application of the proceeds thereof, which constitutes a Default or an Event of Default.

     (c) Compliance with Development Loan Budget. Borrower's projected aggregate development costs and expenses through the Date Certain shall not exceed the amount set forth in the Development Loan Budget, as modified from time to time in accordance herewith.

     (d) Subsequent Advance Request. Borrower shall have submitted a Subsequent Advance Request in accordance with Section 2.4(c), in the form required hereby and duly completed, with all required attachments thereto.

     (e) Development Progress. The development of the Project shall be, and Lender shall have received written confirmation from Borrower that the development of the Project is, progressing in a reasonably satisfactory manner and in accordance with the Development Loan Budget and Exhibit 6 to the Power Purchase Agreement as updated and reproduced as of the date hereof under Exhibit 6 to this Agreement (as the dates or milestones therein may be amended, modified or waived from time to time in accordance with the Power Purchase Agreement; provided that such amendments, modifications or waivers do not invalidate or breach any of the Construction Financing Documents or render it impracticable for the Borrower to satisfy the conditions to funding under the commitment letter described in clause (i) of the definition of Construction Financing Documents on or prior to the Maturity Date), and will enable Borrower to achieve Financial Close by no later than the Maturity Date.

     (f) Management Plan. Borrower shall have notified Lender of any material changes to the Management Plan.

     (g) Geothermal Resource Consultant Updates. Prior to any Advance following the Initial Advance, Borrower shall have provided to the Lender all written reports, updates, bring downs or supplements, if any, received from the Geothermal Resource Consultant bringing current any relevant information as to matters covered by the Geothermal Resource Consultant Report.

     (h) No Adverse Actions. There shall not be pending or, to the knowledge of Borrower threatened, any action, suit, proceeding, governmental investigation, or arbitration against or affecting Borrower, or any property of Borrower that has not been disclosed to Lender by Borrower in writing and could reasonably be expected, in the opinion of Lender, to have a Material Adverse Effect, and there shall have occurred no development in any such action, suit, proceeding, governmental investigation, or arbitration that, in the opinion of Lender, could reasonably be expected to have a Material Adverse Effect. No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit, or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, this Agreement or the making of the Loans.

     (i) Real Estate Documents. Each of the Real Estate Documents, to the extent executed, is in full force and effect and no default or event of default shall have occurred thereunder, in each case except as could not reasonably be expected to result in a Material Adverse Effect.

     (j) Insurance. Prior to any Advance thirty (30) days after the Effective Date, Borrower shall have submitted to Lender the Insurance Policies, certificates of such Insurance Policies or insurance binders demonstrating that the coverage evidenced by such policies complies in all respects with the requirements of this Agreement.

     ( k) Progress Reports. Lender shall have received a copy of the most recent Progress Report required under Section 5.1(e)(xi) .

     (1) Project Contracts. Lender shall have received a copy of each Project Contract entered into by Borrower since the Effective Date.

     (m)Other Information. The Lender shall have received such other statements, certificates, documents and information as Lender may reasonably request, in order to verify the fulfillment of the conditions precedent set forth in this Section 3.2.

SECTION 4. REPRESENTATIONS AND WARRANTIES

     In order to induce Lender to enter into this Agreement and to make the Loans, Borrower hereby represents and warrants to Lender on the Effective Date and on the date of each Advance that:

     4.1 Existence; Compliance with Law; Business Conduct. (a) Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) the Borrower has the limited liability company or corporate power and authority to own its property and assets and conduct the business in which it is currently engaged and presently proposes to engage, and (c) the Borrower is qualified to do business as a foreign limited liability company or corporation and is in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification. Each of the Borrower Organizational Documents as delivered to Lender pursuant to Section 3.1(f) is true, correct and complete and has not been amended or otherwise modified without Lender's consent. Owner owns directly, beneficially, and of record 100% of the voting Membership Interests. The Borrower has not conducted any business other than the development, construction, financing and ownership of the Project, and is not a party to any material contract other than this Agreement, documents entered into in connection with the Construction Financing Documents, and the Project Contracts to which it is a party.

     4.2 Power and Authorization; Enforceable Obligations. The Borrower has full limited liability company power and authority to execute, deliver and perform the Loan Documents and the Project Contracts to which it is, or pursuant to an assignment thereof by an Affiliate of the Borrower has become, a party, and to become obligated with respect to borrowings and other Obligations hereunder and thereunder, and has taken all action necessary to be taken by it to authorize such borrowings, its Obligations hereunder and under the Loan Documents to which it is a party, and to authorize the execution, delivery and performance of the Loan Documents and the Project Contracts to which it is, or pursuant to an assignment thereof by an Affiliate of the Borrower, has become a party. No consent, waiver, authorization of or filing with any Person is required in connection with the borrowings or other Obligations hereunder or the execution, delivery, performance by, or the validity or enforceability against Borrower of the Loan Documents and the Project Contracts to which it is, or pursuant to an assignment thereof by an Affiliate of the Borrower has become, a party, except for (i) the filing of UCC financing statements and recordation of any mortgages, in each case if applicable, (ii) such as have been made or obtained and are in full force and effect and (iii) as set forth in Schedule 1.5, with respect to any applicable Project Permit. Each of the Loan Documents to which it is a party has been duly executed and delivered on behalf of Borrower and the Loan Documents and the Project Contracts constitute legally valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by general equitable principles or by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

     4.3 No Legal Bar. None of the execution, delivery or performance of the Loan Documents, the Project Contracts, the borrowings hereunder, the use of the proceeds thereof or the consummation of the transactions contemplated hereunder or thereunder, nor compliance with the terms and provisions hereof or thereof', do or will (i) contravene or violate any provisions of the Borrower Organizational Documents, or (ii) except as could not reasonably be expected to result in a Material Adverse Effect, (A) conflict with, or result in any breach of any of the terms and conditions of any lease, contract or agreement to which Borrower is subject or by which it or its properties are bound that provide for payments not to exceed in the aggregate $1,000,000, or (B) result in or require the creation or imposition of any Lien (other than Liens in favor of Lender) on any of its properties or revenues pursuant to any requirement of Law or contractual obligation.

     4.4 No Litigation. Except as set forth on Schedule 4.4, no investigation by or litigation, action, claim, judgment, complaint, notice of violations, injunctions, orders, decrees, directives, suits or proceedings before any court, tribunal, arbitrator, mediator, referee or Governmental Authority is pending, nor to the knowledge of Borrower, is any of the foregoing threatened by or against the Project or by and against Borrower, or against any of their respective properties or revenues: (a) as of the date hereof, with respect to the Loan Documents, the Project Contracts, or any of the transactions contemplated hereby or thereby, or (b) arising after the date of this Agreement that could reasonably be expected to have a Material Adverse Effect.

     4.5 Indebtedness. Except for Permitted Debt, Borrower has no Indebtedness. 4.6

     4.6 Ownership of Property; Liens.

     (a) Borrower has good and indefeasible title to, and is the sole owner of, all of its personal property and assets and none of such property is subject to any Lien, other than the Lien of Lender created under the Loan Documents and the Permitted Liens. All Project Permits, contracts, agreements, authorizations and other rights in respect of the Project that have been issued, or have been entered into or are owned as of the date of the making of this representation have been issued in the name of, or have been entered into and are owned by Borrower or an Affiliate of Borrower.

     (b) The Security Documents constitute a valid and continuing first Lien on and first security interest in the Collateral in favor of Lender, free and clear of all other Liens in favor of others and rights of others (other than the Permitted Liens) and prior to all other Liens in favor of others and rights of others (other than Permitted Liens which have priority over the Liens of the Security Documents by operation of law and, from and after the grant of, and solely with respect to, any additional Collateral under Section 5.1(r), Permitted Liens described in Schedule 1.1 and any other exceptions to title set forth in the title policy delivered in under such Section 5.1(r)), and are enforceable as such as against creditors of and purchasers from Borrower. All action necessary or desirable to protect and perfect such security interest in each item of the Collateral has been duly taken.

     (c) This Agreement, the Security Documents, and the filing of the financing statements on Form UCC-l in the offices and locations described in Schedule 4.6(c) attached hereto will perfect Lender's first priority security interest in the Collateral pledged to Lender under the Pledge Agreement. No further action will be required to maintain and preserve, or effectively to put other Persons on notice of, such Lien and security interests other than the filing of continuation statements required by the UCC.

     4.7 Investment Company Act. Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     4.8 Margin Securities. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulations T, U and X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loans hereunder will be used for "purchasing" or "carrying" any "margin stock" or otherwise that might violate Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

     4.9 Subsidiaries. Borrower does not have any direct or indirect Subsidiaries.

     4.10 Possession of Franchises, Licences, etc. Borrower is not in violation in any material respect of any Project Permit or any Law to which it or any of its properties is subject. All franchises and Project Permits that are necessary to have been obtained by the Borrower for the due execution, delivery and performance by Borrower of the Loan Documents and the Project Contracts or for the operation of its business as it is being conducted on the Effective Date and at the time this representation is updated in accordance with Section 3.2(a) of this Agreement (other than Project Permits that are unique for a particular Offtake Agreement arrangement) have been obtained by the Borrower, and such Project Permits are final, in full force and effect and are not subject to appeal, rehearing or reconsideration, and Borrower is not in violation of any provision thereof in any material respect, except to the extent such Project Permits or franchises are required in connection with later stages of the construction or operation of the Project. There are no pending actions, suits or proceedings seeking to revoke, rescind, suspend, alter or annul any such Project Permit, and there are no claims, notices or investigations for any such purpose pending or to the knowledge of Borrower, threatened. Borrower has obtained all necessary approvals, if any, required under the FPA, PUHCA and state utility law for the execution and delivery of this Agreement and the other Loan Documents to which it is a party and has or will have obtained (on or prior to the time it is required to do so under the FPA, PUHCA or state law, as applicable) all such approvals, if any, necessary for the performance of this Agreement and the other Loan Documents to which it is a party.

     4.11 Financial Statements. The Project Pro Formas represent Borrower's good faith estimate, as of the Effective Date, of the projections of Borrower for the Project. The Development Loan Budget represents Borrower's good faith estimate, as of the date hereof, of all costs and expenses projected to be incurred in order to achieve Financial Close on or before the Date Certain.

     4.12 Full Disclosure; Project Pro Formas; Development Loan Budget. As of the Effective Date, no representation or warranty of Borrower contained in any Loan Document or any other document, certificate or written statement furnished to Lender by or on behalf of Borrower (other than the Project Pro Formas, the Development Loan Budget and any other projections or forward looking statements by or on behalf of Borrower in the confidential information memorandum delivered to Lender or otherwise) for use in connection with the transactions contemplated by this Agreement or any Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. As of the Effective Date, the Project Pro Formas have been prepared in good faith, fairly present, in all material respects, the Borrower's expectations as to the matters covered thereby and are based on reasonable assumptions as to all factual matters material to the estimates therein. There is no material fact known to Borrower that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates, and statements furnished to Lender for use in connection with the transactions contemplated hereby.

     4.13 No Default. No event has occurred, or is believed to have occurred, and is continuing that constitutes a Default or an Event of Default.

     4.14 Agreements, Except as could not reasonably be expected to result in a Material Adverse Effect, Borrower is not in default in any respect under (i) any Project Contract or (ii) any other contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound. Attached hereto on Schedule 1.4 is a true, correct and complete list of the Project Contracts executed by Borrower as of the date hereof. Borrower has provided Lender with a true, correct and complete copy of all Project Contracts in effect as of each date this representation is updated in accordance with Section 3.2(a) of this Agreement. All material work to be performed under the Expiring Drilling Contract has been performed prior to the date hereof and such Expiring Drilling Contract will not be renewed in accordance with the terms thereof except if such renewal is entered into with the Borrower in form and substance satisfactory to the Lender.

     4.15 Taxes. All tax returns and reports required to be filed by, or with respect to Borrower in all jurisdictions in which Borrower is required to pay taxes, fees, assessments or other governmental charges ("Taxes") have been filed (or appropriate extensions obtained) and Borrower has paid all Taxes, upon Borrower and all its properties, income or franchises that have become due other than Taxes the payment of which is being contested in good faith and adequate reserves have been established in accordance with GAAP by Borrower with respect thereto, and no Tax Liens have been filed and no claims are being asserted against Borrower, or any of its properties or assets, All Tax returns and reports filed by or on behalf of Borrower are true, correct and complete, and there are no tax sharing arrangements that could require any payment by Borrower. Borrower is treated as a "pass-through entity" for United States federal income tax purposes.

     4.16 Permits: Environmental Matters. Except as set forth in Schedule 1.5, the Borrower has obtained all Project Permits and other authorizations required under all Environmental Laws to carry on its business as now being conducted. Schedule 1.5 contains a complete list as of the Effective Date of all Project Permits required to be issued or anticipated to be issued to Borrower for the Project. Except as set forth in Schedule 1.5, as of the Effective Date each of such Project Permits and authorizations is in good standing, final, in full force and effect and not subject to appeal, rehearing or reconsideration. Each such Project Permit required as of the date this representation and warranty is made or deemed made is, except as set forth on Schedule 1.5, in full force and effect, and Borrower is in compliance in all material respects with the terms and conditions of all such Project Permits and authorizations, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, or demand letter issued, entered, promulgated or approved thereunder. Borrower is not and has not been in violation of any Environmental Law which violation could reasonably be expected to result in a liability to Lender or its properties and assets, or, except as could not reasonably be expected to result in a Material Adverse Effect, a liability to Borrower or its properties and assets, or in an inability of Borrower to perform its obligations under the Loan Documents. Neither Borrower, nor to Borrower's knowledge, has any other Person used, Released, generated, manufactured, or produced any Hazardous Substances in connection with the Project that could reasonably be expected to subject Lender to liability, or, except as could not reasonably be expected to result in a Material Adverse Effect, Borrower to liability, under any Environmental Law.

     4.17 Employee Benefit Plans. Neither Borrower nor any ERISA Affiliate maintains, contributes to, participates in, has incurred, or has any liability, contingent or otherwise, under any Employee Benefit Plan.

     4.18 Development and Construction of the Project. As of the date hereof, the development and construction of the Project in accordance with the Development Loan Budget are technically and economically feasible. The Development Loan Budget has been prepared in good faith, fairly presents, in all respects, the Borrower's expectations, as of the date hereof, as to the matters covered thereby and is based on reasonable assumptions as to all factual matters material to the estimates therein.

     4.19 Sufficiency of Assets. The Core Real Estate Documents executed and delivered as of the Effective Date, comprise all of the real property rights (excluding, for the avoidance of doubt, water rights, which Borrower acquires through certain Project Permits described in Schedule 1.5) necessary for the use and operation of the Project, except for Transmission Line Easements described in Schedule 4.21 attached hereto.

     4.20 Zoning/Subdivision. Subject to receipt of all applicable conditional use and special use permits described in Schedule 1.5, the zoning for the Real Property permits the construction and operation of the Project.

     4.21 Real Property Interests. Borrower has valid leasehold, right of way or easement interests in the Core Real Estate Documents that have been executed and delivered as of the date that this representation is made or deemed to have been made. The Real Estate Documents as of the Effective Date are listed in Schedule 4.21.

     4.22 Geothermal Resource Consultant Updates. All reports, updates, bring downs or supplements, as the case may be, which the Borrower has provided to the Lender comprise all such written reports, updates, bring downs or supplements, if any, which the Borrower has received from the Geothermal Resource Consultant prior to the date of each Advance.

SECTION 5. COVENANTS AND CONTINUING AGREEMENTS

     5.1 Affirmative Covenants, Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, until the termination of this Agreement:

     (a) Maintenance of Existence. Borrower will preserve and maintain at all times its legal existence.

     (b) Books, Records and Inspections. Borrower (i) shall, from and after thirty (30) days after the Effective Date, keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all requirements of Law shall be made of all dealings and transactions relating to its business and activities and (ii) shall permit any officer, employee or agent of Lender at any time, upon reasonable notice, to visit and inspect any of the properties of Borrower and discuss the affairs, finances and accounts of Borrower with its executive officers and independent public accountants (and Borrower hereby authorizes such independent public accountants to discuss Borrower's financial matters with any such Person whether or not a representative of Borrower is present), all at such reasonable times during normal business hours and as often as Lender may reasonably request. In addition, Lender shall also be entitled, upon reasonable notice, to examine Borrower's books of record and accounts, take copies and abstracts therefrom, conduct an audit of such books of record and accounts and of Borrower's consolidated operations, all at such reasonable times during normal business hours and as often as Lender may desire.

     (c) Environmental Indemnity. Borrower agrees to indemnify and to defend and hold Lender and its respective owners, officers, directors, employees, representatives, agents, legal counsel, consultants, advisors and Affiliates (each an "Indemnified Party"), harmless against, and agrees to promptly pay on demand or reimburse each of them with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses of any and every kind or nature whatsoever (excluding, however, all claims, demands, causes of action, loss, damage, liabilities, costs and expenses of an Indemnified Party that arise from or relate to the willful misconduct or the gross negligence of such Indemnified Party), by reason of or arising out of or in any way related to: (a) the breach of any representation, warranty or covenant as set forth herein regarding Environmental

Laws, (b) any violation or a noncompliance with Environmental Laws in connection with the Project or the Real Property, (c) the presence, use, or Release of a Hazardous Substance in connection with the Project or the Real Property, and (d) the failure of Borrower to perform any obligation required to be performed pursuant to Environmental Laws (collectively "Environmental Indemnity Matters"). Without limiting the generality of the foregoing, Borrower shall be obligated to pay or reimburse each Indemnified Party for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by such Indemnified Party in the defense of any claims arising out of any Environmental Indemnity Matters at the time such costs and expenses are incurred or upon written demand therefor. The provisions of this Section 5.1(c) shall survive the final payment of all of the Obligations and the termination of this Agreement and shall continue thereafter in full force and effect. The provisions of this Section 5.1(c) shall not be applicable to claims made by a third party in the event the Lender acquires an equity interest in Borrower.

     (d) Compliance with Laws and Preservation of Rights and Properties. Borrower will remain in compliance in all material respects with all Laws (including all Environmental Laws) and Project Permits, and otherwise do or cause to be done all things necessary to preserve and keep in full force and effect all rights and franchises necessary to the conduct of its business. Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect at all times the Project Contracts and the Project Permits necessary to the conduct of its business and perform its obligations under such Project Contracts and Project Permits; to continue to conduct its business substantially as now proposed to be conducted and to diligently pursue the further development of the Project; and at all times to maintain, preserve and protect all property necessary to the conduct of its business and keep the same in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all repairs, renewals, replacements, betterments and improvements thereto as may be necessary to the conduct of its business.

     (e) Financial Information, Reports, Notices, etc. Borrower will furnish or cause to be furnished to Lender copies of the following financial statements, reports, notices and information:

          (i) as soon as available and in any event within sixty (60) days after the end of each calendar quarter (commencing with the calendar quarter ending on December 31, 2007), a balance sheet and statement of equity of Borrower as of the end of such calendar quarter, certified as complete and correct by an Authorized Officer of Borrower, subject to changes that would result from an audit and normal year-end adjustments;

          (ii) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a copy of the Borrower's unaudited financial statements, including Borrower's balance sheet, income statement and the related statements of stockholders' equity for such fiscal year, certified as complete and correct by an Authorized Officer of Borrower;

          (iii) concurrently with the delivery of the financial information pursuant to clauses (i) and (ii), a certificate, executed by an Authorized Officer of Borrower, stating that no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default has occurred, specifying the details of such Default or Event of Default and the action that Borrower has taken or proposes to take with respect thereto);

          (iv) within fifteen (15) days after the end of every other month commencing November, 2007, a status report regarding the Project (including (A) the status of negotiations of all Project Contracts and arrangements and a list of all contracts, subcontracts and agreements that Borrower is negotiating or which are subject to Borrower's approval (including a brief description thereof), (B) the status of all rights-of-way, easements, and other real property rights required for the Project, (C) the status of all Project Permits, and (D) a reconciliation of budgeted expenditures to date under the Development Loan Budget to actual expenditures to date, together with a narrative explanation of any material variances (the "Status Report"));

          (v) as soon as possible and in any event within five (5) Business Days after Borrower obtains knowledge of the occurrence of a Default or Event of Default, a statement of an Authorized Officer of Borrower setting forth the details of such Default or Event of Default and the action which Borrower has taken and proposes to take with respect thereto;

          (vi) upon request of Lender from time to time, a summary of all invoices accounting for any development cost in excess of $500,000 paid with the proceeds of a Loan (which summary may be included in the Status Report described in clause (iv) above);

          (vii) [Intentionally omitted];

          (viii) as soon as possible and in any event within seven (7) days after Borrower obtains knowledge of the occurrence of a termination of or breach beyond any applicable cure period by any Person under any Project Contract, a statement of an Authorized Officer of Borrower setting forth the details of such breach and the action which Borrower has taken and proposes to take with respect thereto;

          (ix) as soon as possible and in any event within seven (7) days after Borrower obtains knowledge of any impairment, revocation, withdrawal, expiration, or non-renewal of any Project Permit, a statement of an Authorized Officer of Borrower setting forth the details of such impairment, revocation, withdrawal, expiration, or non-renewal and the action which Borrower has taken and proposes to take with respect thereto;

          (x) as soon as possible and in any event within seven (7) days after Borrower obtains knowledge of the commencement of any litigation, action, proceeding or labor controversy affecting Borrower or the Project, notice thereof and, to the extent Lender requests, copies of all pleadings and documentation relating thereto;

          (xi) within ten (10) days after the end of every other month commencing November, 2007, a progress report regarding the Project summarizing (A) the results of drilling activities at the Project Site and (B) the results of drilling activities with respect to each geothermal production and injection well (the "Progress Report"); and

          (xii) such other financial and other information as Lender may from time to time reasonably request.

     (f) Insurance. Within thirty (30) days after the Effective Date, Borrower will maintain or will cause to be maintained property and liability insurance with respect to itself and its property with financially sound and reputable insurance companies. The property insurance shall insure against loss and damage in an amount equal to replace personal property at any Borrower leased facilities on a replacement cost basis, and on an agreed amount basis for real property (with customarily maintained deductibles). Liability insurance shall be on an occurrence basis against claims for personal injury (including bodily injury and death) and property damage in at least such amounts and against at least such risks as are usually insured against in the same general area by Persons engaged in the same or similar business. Without limiting the foregoing, all insurance policies required pursuant to this Section 5.1(f) shall (i) name Lender as additional insured, and provide that no cancellation of the policies will be made without thirty (30) days' prior written notice (or ten (10) days' prior written notice with respect to failure to pay the premium), to Lender; and (ii) be in addition to any requirements to maintain specific types of insurance contained in the Project Contracts. Borrower shall submit to Lender the Insurance Policies, certificates of such Insurance Policies or insurance binders demonstrating that the coverage evidenced by such policies complies in all respects with the requirements of this Section 5.1(f) . Borrower shall notify Lender in writing of any proposed modification to be made to the Insurance Policies at least ten (10) days prior to the date of such modification.

     (g) Project Contracts.

          (i) Except as could not reasonably be expected to result in a Material Adverse Effect, Borrower shall perform and observe all of its covenants and obligations contained in the Project Contracts to which it is a party. Borrower shall provide Lender with copies of all executed Project Contracts promptly upon execution and delivery thereof, together with any amendments, waivers or other modifications thereto.

          (ii) Borrower shall diligently work to obtain all Project Permits. Borrower shall provide Lender with copies of all final Project Permits.

     (h) Financing Plan. Borrower has provided Lender with a financing plan for the Project. In connection with such plan, Borrower shall cooperate with Lender to implement any necessary amendment to the Construction Financing Documents to name Lender, at its option, as Co-Lead Arranger for the financing contemplated by the Construction Financing Documents; provided that Lender shall be responsible for negotiating such arrangement with the arranger under the Construction Financing Documents and provided further that no such amendment shall impose any greater fees or other financial obligations on Borrower in connection with the transactions contemplated under the Construction Financing Documents, or otherwise modify the terms and conditions thereof in any manner adverse to Borrower.

     (i) Project Prosecution. Borrower shall use commercially reasonable efforts to complete the development of the Project including, without limitation, in accordance with the Development Loan Budget and the Project Contracts. Borrower shall diligently and timely implement the Management Plan. Without limiting the generality of the foregoing, Borrower shall use commercially reasonable efforts to take all steps necessary to satisfy the conditions to financing in the commitment letter described in clause (i) of the definition of Construction Financing Documents, including without limitation, negotiating and entering into Material Project Contracts sufficient to support such financing.

     (j) Separateness. Borrower shall comply with the separateness covenants set forth on Schedule 5.10. Borrower's limited liability company operating agreement shall contain the separateness covenants set forth on Schedule 5.1(1) therein.

     (k) Changes in Development Loan Budget. In the event Borrower determines that the aggregate costs and expenses for the further development of the Project from the Effective Date through the Date Certain are reasonably likely to exceed the aggregate amount of such costs and expenses set forth in the effective Development Loan Budget, or in the event that Financial Close has not occurred by March 31, 2008, then Borrower shall submit a revised Development Loan Budget to Lender for its review and approval, which approval shall not be withheld unless Available Development Sources are not sufficient to pay unpaid amounts under such revised Development Loan Budget. Unless Lender disapproves such revised Development Loan Budget in accordance with the preceding sentence, such revised Development Loan Budget shall become the effective Development Loan Budget under this Agreement. Any approval of a revised Development Loan Budget shall in no event increase or otherwise modify the commitment of Lender to make Advances under this Agreement.

     (l) Further Assurances. Borrower shall take all such further actions and execute all such further documents and instruments as Lender may at any time reasonably determine to be necessary for the better assuring and confirming for Lender of all or any part of the security for the Obligations given or purported to be given by Borrower pursuant to the Security Documents to which it is a party, including the perfection thereof.

     (m)Environmental Matters. All Hazardous Substances used in or generated by any construction activities or operations by or on behalf of Borrower shall be handled and managed in compliance with all Environmental Laws, and such Hazardous Substances shall be transported, treated and disposed of by Persons maintaining valid Permits under applicable Environmental Laws for such transportation, treatment and disposal activities and such Hazardous Substances shall only be treated, stored or disposed at treatment, storage and disposal facilities maintaining valid Permits under applicable Environmental Laws, which Persons and facilities are and, to the Borrower's knowledge after due inquiry, have been operating in compliance with such Permits and applicable Environmental Laws.

     (n) Maintenance of Assets. Borrower shall maintain its properties and assets necessary for the development, construction and operation of the Project in good order and condition.

     (o) Assignment and Consent. Borrower shall include in any Material Project Document entered into by the Borrower after the Effective Date provisions allowing the Borrower to assign such Material Project Document to Lender or any Person providing construction financing.

     (p) Compliance with Development Loan Budget. Concurrently with the delivery of a Subsequent Advance Request pursuant to Section 3.2(d), Borrower shall notify the Lender in writing in the event that projected aggregate development costs and expenses through the Date Certain exceed the amount set forth in the Development Loan Budget.

     (q) Management Plan. Borrower shall notify Lender of any material changes to the Management Plan.

     (r) Additional Collateral. At Lender's option on or after March 31, 2008, Borrower shall grant Lender no later than fifteen (15) Business Days from the date of receipt by Borrower of a notice from Lender to that effect, a Lien on and security interest in all of Borrower's real and personal property, tangible or intangible, whether owned at such time or thereafter acquired by Borrower, including all Real Estate Documents and Project Contracts (the "Additional Collateral") and, as promptly as reasonably practicable thereafter, shall deliver to Lender such other documents and/or assignment or other agreements, including a mortgagee title insurance policy for real property acquired reasonably satisfactory to Lender from the Title Company and take such measures, including appropriate recordings, filings, notifications, and payments of fees, charges and taxes, as may be necessary or useful to create and perfect such Lien and security interest in the Additional Collateral.

     (s) Real Estate Documents. Promptly following execution, Borrower shall deliver to Lender true, correct and complete copies of any material Real Estate Document. In addition, no later than thirty (30) days from the Effective Date, Borrower shall have caused the Core Real Estate Documents other than Transmission Line Easements described in Schedule 4.21 attached hereto, to have been placed of record (either in the county recorder's office or with the BLM as applicable). Borrower shall further use all commercially reasonable efforts to cause each of the Crawford Lease and the DeLong Lease described in Schedule 4.21 attached hereto to be assigned to Borrower, amended and placed of record.

     (t) Equity Contribution Requirement. Borrower shall take all steps necessary to satisfy the equity contribution requirement described in clause (xxviii) under "Conditions Precedent" in the commitment letter described in clause (i) of the definition of Construction Financing Documents, requiring, among other things, that the equity contribution in the Borrower be at least 20% of the total consolidated capitalization of the Borrower.

     5.2 Negative Covenants. Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, until the termination of this Agreement:

     (a) Debt. Borrower shall not create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable for any Indebtedness or guarantee any obligation except as provided herein or Permitted Debt (but only in the case of Permitted Debt if (i) Borrower shall have given Lender not less than ten (10) Business Days notice of its intention to solicit offers for such Permitted Debt and requesting an offer from Lender to provide such Permitted Debt (which Lender may provide) prior to seeking or accepting an offer to provide Permitted Debt from another Person, (ii) in the event that Lender, during such ten (10) Business Day period, makes an offer to provide such Permitted Debt, (A) Borrower shall, for an additional period of five (5) Business Days, consider the terms of such offer in good faith, (B) respond to such offer, (C) not solicit or accept offers from any other Person in respect of such Permitted Debt during such five (5) Business Day period and (D) in the event it shall decline to accept such offer, not accept another offer except on pricing terms that are more advantageous to Borrower than those set forth in the declined offer).

     (b) Liens. Borrower shall not create, incur, assume or suffer to exist a Lien against, security interest in or other encumbrance on any of the property or assets now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for Liens created or permitted under this Agreement, the Note, the Security Documents and the other Loan Documents or Permitted Liens.

     (c) Mergers, Consolidations, etc. Borrower shall not (i) consolidate with or merge into or acquire any Person or permit any other Person to consolidate with or merge into or acquire Borrower, (ii) except as may be provided under the Construction Financing Documents, sell or issue, or grant any option, warrant or other right of any nature in respect of any additional membership or other ownership interests in Borrower, (iii) except as may be provided under the Construction Financing Documents, authorize or approve the transfer of any interests, option, warrant or right in respect thereof held by any member of the Borrower or admit any person as a member of Borrower, (iv) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) or (v) except as may be provided under the Construction Financing Documents or in connection with a transfer described in clause (d)(ii) below, enter into any partnership or joint venture.

     (d) Sale of Assets. Borrower shall not convey, sell, lease, transfer or otherwise dispose of, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, in one transaction or a series of transactions, any portion of its business, property or assets, whether now owned or hereafter acquired, or stock or other evidence of beneficial ownership of, any Person, except for the sale or other disposition for cash of any asset which, in the reasonable business judgment of the management of Borrower has become obsolete or worn out or is unnecessary for the Project and which is disposed of in the ordinary course of business on an arm's length basis and has an aggregate book value not in excess of $500,000 during any fiscal year of Borrower; provided, for the avoidance of doubt, that nothing in this clause (d) shall restrict the Borrower's ability to (i) make any reimbursement or distribution in accordance with the Development Loan Budget that is permitted under Section 2.3 or (ii) transfer rights to any transmission line benefiting the Project and/or transmission line easements or other Real Property rights on which such transmission lines have been or will be constructed and/or rights to develop and construct such transmission lines to an entity jointly owned by Borrower and one or more of its Affiliates, or cause such rights to be held in any other similar joint ownership arrangement; provided, further, that in the case of any transfer under clause (ii) Borrower shall retain rights in any such transmission line sufficient to meet the needs of the Project as contemplated under the Loan Documents and the Project Documents; provided, further, that such jointly owned or similar entity shall not (x) create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable for any Indebtedness or guarantee any obligation or (y) with the exception of Permitted Liens, create, incur, assume, suffer to exist a Lien against, security interest in or other encumbrance on any of the property or assets owned or acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof.

     (e) Nature of Business. Borrower shall not engage in any business activity other than (a) the development, ownership, operation and financing of geothermal resources and power generating facilities constituting the Project, (b) activities and businesses ancillary to the foregoing, including entering into power purchase agreements and fuel procurement contracts, and engaging in legally permissible lobbying, permitting, and industry activities and (e) as required by the Loan Documents.

     (f) Related Person Transactions. Except for transactions described in clause (d)(ii) above and as otherwise agreed by the Parties hereto in writing and except for existing arrangements listed in Schedule 5.2(f) to this Agreement and except for transactions on an arm's length basis at fair market value and containing reasonable terms and conditions, Borrower shall not, directly or indirectly, engage in any transaction between Borrower and any of its officers, directors or members (or their respective officers, directors or shareholders) or other Affiliates.

     (g) Project Contracts; Project Permits. Except for assignments required in connection with a transfer permitted under clause (d)(ii) above, Borrower shall not cancel or terminate any Material Project Contract or Project Permit, or amend, modify, transfer, assign or supplement any Material Project Contract or Project

Permit, or waive any breach or default under any Material Project Contract, or waive, fail to enforce, forgive, compromise, settle, adjust or release any right, interest or entitlement, howsoever arising, under or in respect of any Material Project Contract or in any way vary or agree to the variation of any provision of a Material Project Contract or of the performance of any covenant or obligation of any Person under any Material Project Contract unless any such action could not reasonably be expected to have a Material Adverse Effect. Except as required in connection with a transfer permitted under clause (d)(ii) above and contracts entered into in connection with the rights transferred thereunder, Borrower shall cause each contract or agreement that if entered into with Borrower would be a Project Contract to be entered into by Borrower and by no other Person acting on Borrower's behalf or otherwise. Borrower shall cause all Project Permits to be issued in Borrower's name and to no other Person acting on Borrower's behalf or otherwise.

     (h) Project Contracts. Borrower shall not execute and deliver any document which after execution would become a Project Contract, without the prior approval of Lender if (i) such agreement or contract contains provisions that could impair or impose conditions upon (x) the rights of Lender under Section 7.1(a) or 7.1(b) hereof, (y) the transfer of a direct or indirect interest in the Lender or (z) the exercise of the Lender's remedies under the Loan Documents, (ii) such agreement or contract would impose recourse on or to, or otherwise create any obligations of, Lender, (iii) such agreement or contract is not collaterally assignable to Lender or (iv) such agreement or contract would be inconsistent with the Construction Financing Documents. The Borrower shall negotiate the terms and conditions of all Project Contracts it enters into in good faith, and shall provide Lender with copies of such Project Contracts once entered into. In addition, the Borrower shall provide Lender with advanced drafts of Material Project Contracts prior to the execution and delivery thereof.

     (i) [Intentionally omitted].

     6) Project Counterparties. Prior to it entering into any agreement or contract with any Person, Borrower shall make due inquiries to determine whether such Person has been debarred or disqualified by any Governmental Authority from performing work or entering into contracts of the type to be performed under or similar to the applicable agreement or contract, and if such is the case (as determined based upon such inquiries), Borrower shall not enter into such agreement or contract.

     (k) Advances, Investments, Loans and Distributions. Borrower shall not (i) lend money or credit or make advances or contributions to any Person (other than as required under the Loan Documents and Project Contracts in connection with the development of the Project and as contemplated by Section 2.4), (ii) directly or indirectly purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, or (iii) declare, authorize or pay any dividends on or make any other payment or distribution in respect of any membership interests of its capital or make any change in its issued or authorized capital whether by way of redemption or otherwise; provided, for the avoidance of doubt, that nothing in this clause (k) shall restrict the Borrower's ability to (A) make any reimbursement or distribution in accordance with the Development Loan Budget that is permitted under Section 2.3 or (B) make any transfer permitted under clause (d)(ii) above, and acquire interests in and make contributions to a jointly owned Subsidiary or other Affiliate in connection therewith.

     (1) Fiscal Year; Fiscal Quarter. Borrower shall not change its fiscal year or any of its fiscal quarters.

     (m)Use of Proceeds; Margin Regulations. Borrower shall not use any proceeds of any Loan other than in accordance with the provisions of Section 2.3. Borrower shall not use any part of the proceeds of any Loan to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower shall not use the proceeds of any Loan in a manner that would reasonably be expected to violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

     (n) Environmental Matters. Borrower shall not use or dispose of any Hazardous Substances, other than in accordance with all applicable Environmental Laws, or allow any Hazardous Substances to be released in connection with the Project. Neither any property used, operated, owned or leased by Borrower nor the construction activities and operations of the Borrower to be conducted thereon shall violate in any respect any Environmental Laws nor shall the Borrower take any actions that would incur or be reasonably likely to result in a liability to the Lender, the Borrower or the Project under any Environmental Laws.

     (o) Employee Benefit Plans. Borrower shall not, nor shall Borrower permit any ERISA Affiliate to, maintain, contribute to, participate in, or incur liability, contingent or otherwise under any Employee Benefit Plan.

     (p) Subsidiaries. Except for Subsidiaries created to establish joint ownership of rights transferred under clause (d)(ii) above, Borrower shall not create or acquire any Subsidiary without the prior consent of Lender.

SECTION 6. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     6.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

     (a) Borrower fails to pay any Obligation on the date such amount is due and if no date is otherwise stated to be the date that such payment is due, such amount shall be due fifteen (15) days after Lender has provided Borrower written notice that such amount is due;

     (b) Borrower fails to perform, keep or observe or otherwise breaches any covenant contained in Section 5.1 of this Agreement (other than Sections 5.1(a), 5.1(e)(v), or 5.1(f) of this Agreement) and such failure or breach shall continue for a period of thirty (30) days from the occurrence thereof;

     (c) Borrower fails to perform, keep or observe or otherwise breaches any covenants contained in Sections 5.1(a), 5.1(e)(v), 5.1(f), or Section 5.2 of this Agreement;

     (d) Borrower fails to perform, keep or observe or otherwise breaches any term, provision, condition or covenant contained in this Agreement (other than those described in Sections 6.1(b) or (c) above) or the other Loan Documents and such failure shall continue for a period of thirty (30) days from the occurrence thereof;

     (e) Any representation or warranty or certification contained herein or in any Loan Document or made or delivered by Borrower or any of their respective officers, employees or agents to Lender is not true and correct or is misleading in any respect when made or deemed to have been made and such misrepresentation shall continue for a period of thirty (30) days from the date upon which Borrower obtains actual knowledge of such occurrence or is notified by the Lender thereof.,

     (f) Any Event of Bankruptcy shall occur with respect to Borrower or any Material Party, provided, however, that such an event in respect of any Material Party shall not be an Event of Default if (i) Borrower enters into an agreement in replacement of such Project Contract to which such Material Party was a party within thirty (30) days of such event, (ii) such replacement agreement is with a party, and in form and substance, reasonably satisfactory to Lender and (iii) the negotiation or entering into such replacement agreement could not reasonably be expected to prevent the achievement of Financial Close by the Date Certain in accordance with the Development Loan Budget;

     (g) Borrower ceases to conduct its business substantially as now conducted, or Borrower is enjoined, restrained or in any way prevented by court order, or final order of any governmental authority, from conducting all or any material part of its business and such order shall not be lifted within ninety (90) days;

     (h) A notice is filed of record disclosing a Lien with respect to any of the assets of Borrower by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time hereafter to any one of these becomes a Lien upon any assets of Borrower, which Lien is not removed by Borrower within thirty (30) days.

     (i) Any order, judgment or decree shall be entered against Borrower decreeing Borrower's involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days or (ii) Borrower shall dissolve or cease to exist;

     (j) (i) A Change of Control shall occur or (ii) Owner shall cease to own directly, beneficially and of record 100% of the Membership Interests.

     (k) Any Security Document, once executed and delivered, shall for any reason cease to be in full force and effect, or shall cease to give Lender the Liens, security interests, rights, powers and privileges purported to be created thereby or the security interests for a period of ten (10) Business Days; and

     (l) Any party shall breach or otherwise be in default beyond any applicable cure period under the Power Purchase Agreement, including but not limited to Exhibit 6 attached thereto as updated and reproduced herein as of the date hereof under Exhibit 6 to this Agreement (as the dates or milestones therein may be amended, modified, or waived from time to time in accordance with the Power Purchase Agreement), which breach or default has not been cured or waived (in a manner that would not render it impracticable for the Borrower to meet the conditions to funding under the commitment letter described in clause (i) of the definition of Construction Financing Documents on or prior to the Maturity Date) under the Power Purchase Agreement;

     (m) Any of (i) the Power Purchase Agreement, (ii) except as could not reasonably be expected to result in a Material Adverse Effect, any Material Project Contract or (iii) any Project Permit shall cease to be in full force and effect prior to its stated termination; provided that no Event of Default shall occur hereunder if, with respect to any such Project Contract, (i) Borrower enters into an agreement in replacement of such Project Contract within thirty (30) days of such event, (ii) such replacement agreement is with a party, and in form and substance, reasonably satisfactory to Lender and (iii) the negotiation or entering into such replacement agreement could not reasonably be expected to prevent the achievement of Financial Close by the Date Certain in accordance with the Development Loan Budget;

     (n) Any failure by the Borrower and/or Owner, as the case may be, to maintain good and defensible title to all Collateral (or in the case of the Project Site, maintain leasehold, easement or right-of-way interests), which failure could reasonably be expected to have a Material Adverse Effect on the Project or Borrower's ability to perform its obligations under the Loan Documents or Lender's valid and perfected first priority security interest in and to the Collateral;

     (o) Any judgment or decree shall be entered by a court or courts of competent jurisdiction against Borrower and (i) such judgment or decree shall award non-monetary relief which has or could reasonably be expected to have a Material Adverse Effect and has not been stayed, discharged, or vacated within thirty (30) days, or (ii) such judgment or decree shall award monetary damages in an amount of $500,000 or more individually, or in an aggregate amount of $1,000,000 or more when taken together with all other judgments and decrees, and shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days or (iii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree;

     (p) Any amendment or other modification is made to any of the Borrower Organizational Documents or the Construction Financing Documents without the prior consent of Lender;

     (q) Any of the Construction Financing Documents shall for any reason cease to be in full force and effect; or

     (r) Any Indebtedness of Borrower (other than the Obligations) in an aggregate principal amount of $500,000 or more, shall not be paid when due or there.shall occur any default or breach thereunder which renders such Indebtedness capable of being declared by a creditor to be prematurely due and payable or placed on demand.

     6.2 Rights and Remedies.

     (a) Upon the occurrence of any Event of Default in respect of Borrower described in Section 6.1(f) or Section 6.1(j), Lender's remaining commitments under Section 2.1 shall automatically and immediately terminate, and the unpaid principal amount of and any and all accrued interest on the Loans and any and all other accrued

Obligations shall automatically become immediately due and payable, without demand, protest, notice or legal process or other requirements of any kind.

     (b) Upon the occurrence and during the continuance of any Event of Default, Lender may, by written notice to Borrower (i) declare that the remaining commitments under Section 2.1 are terminated, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all other accrued Obligations to be, and the same shall thereupon be, immediately due and payable without demand, notice or legal process of any kind. All overdue Obligations shall bear interest at the Default Rate, calculated on the basis of a 365-day year, compounded annually.

     (c) In addition to the foregoing, upon the occurrence and during the continuance of any Event of Default, Lender may exercise any or all of its rights as secured party under the Security Documents or otherwise exercise all rights and remedies under applicable Law.

     (d) All rights and remedies provided for in the Loan Documents shall be cumulative with all other rights and remedies available to Lender hereunder or otherwise available at law or in equity or otherwise upon the occurrence of an Event of Default.

     (e) Lender may, but shall be under no obligation whatsoever, to give Borrower notice of any Event of Default. The failure of Lender to give any such notice shall not affect the rights of Lender hereunder or under any Loan Document or the obligations of the Borrower hereunder or under any Loan Document.

SECTION 7. MISCELLANEOUS

     7.1 Participations; Assignment.

     (a) The Borrower may not sell, assign or transfer this Agreement, or any portion hereof, including, without limitation, Borrower's rights, title, interests, remedies, powers, liabilities, obligations and/or duties hereunder. The Lender may, with the written consent of Borrower, in the case of unfunded Loan commitments only, and in all other cases upon notice to Borrower, sell, assign or transfer this Agreement, or any portion hereof, including, without limitation, Lender's rights, title, interests, remedies, powers, liabilities, obligations and/or duties hereunder. Upon Lender's assignment of this Agreement, Lender shall be released from any future liability or obligations hereunder to the extent of such assignment. This Agreement shall be binding upon and inure to the benefit of the Parties' successors and permitted assigns. Any transfer or assignment of the Lender's interest in the Loans shall be effected only by the surrender of the existing Note and the issuance of a new Note to the transferee or the assignee by the Borrower.

     (b) The Lender may, without the consent of Borrower, sell through participations to one or more banks or other entities all or a portion of its rights or obligations under this Agreement, including all or a portion of the Loans or other Obligations owing to it, provided that: (i) Lendor's obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower for the performance of such obligations, and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under this Agreement.

     7.2 Payment of Expenses.

     (a) Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender in connection with (i) Lender's review and due diligence through Financial Close, (ii) Lender's negotiation, drafting, execution and delivery of the Loan Documents and the documents and instruments referred to herein and therein and any agreement relating thereto or contemplated thereunder, (iii) the management and administration of the Loan, (iv) the creation, perfection or protection of the Liens of Lender (v) any title insurance and surveys, and (vi) any amendment, waiver or consent relating to any of the Loan Documents (including, without limitation, as to each of the foregoing, the fees and expenses of legal counsel Dewey & LeBoeuf LLP, the Geothermal Resource Consultant, Enviroscientist, Inc. and other advisers). The Borrower shall pay all out-of-pocket costs and expenses of Lender in connection with the costs and expenses of Lender incurred in connection with the enforcement of any rights or remedies available under the Loan Documents (including, without limitation, as to each of the foregoing, the fees and expenses of legal counsel Dewey & LeBoeuf LLP, the Geothermal Resource Consultant, Enviroscientist, Inc. and other advisers).

     (b) Borrower shall make any payment pursuant to Section 7.2(a) of any of the foregoing costs and expenses on the Maturity Date unless written demand therefor is made on or prior to such time.

     (c) On the Financial Closing Date, Borrower's obligation to pay Lender the foregoing costs and expenses pursuant to Section 7.2(a) shall be determined in accordance with the provisions of Section 2.6.

     7.3 Amendments and Waivers. Neither this Agreement, the Note, any other Loan Document to which Borrower is a party nor any terms hereof or thereof may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 7.3. The Lender and Borrower may, from time to time, enter into written amendments or waivers of this Agreement, the Note or the other Loan Documents to which Borrower is a party. Any such amendment, supplement, modification or waiver shall be binding upon Borrower, Lender and all future holders of the Note.

     7.4 Nonwaiver by Lender, The Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender to demand strict compliance and performance by Borrower thereafter. Any suspension or waiver by Lender of an Event of Default under this Agreement shall not suspend, waive or affect any other Event of Default under this Agreement, whether the same is prior to or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations contained in this Agreement, and no Event of Default under this Agreement, shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to Borrower specifying such suspension or waiver.

     7.5 Construction of Agreement.

     (a) This Agreement and all Schedules and Exhibits hereto referred to herein, together with the Note, the Security Documents and the other Loan Documents, embody the final, entire agreement among the Parties hereto and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto. Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any Loan Document, the provision contained in this Agreement shall govern and control.

     (b) Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     (c) The section titles contained in this Agreement are included for convenience only and are without substantive meaning or content and are not a part of the agreement between the Parties hereto.

     (d) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT WAS DRAFTED JOINTLY BY COUNSEL TO THE LENDER, ON THE ONE HAND, AND COUNSEL TO BORROWER, ON THE OTHER HAND, AND EACH

PARTY THERETO HAS BEEN ADVISED BY COUNSEL AS TO ITS RESPECTIVE RIGHTS AND OBLIGATIONS THEREUNDER. IN NO EVENT SHALL ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BE CONSTRUED AGAINST ANY PARTY ON THE BASIS THAT SUCH PARTY (OR ITS COUNSEL) WAS THE DRAFTER THEREOF.

     7.6 Waivers by Borrower. Except as otherwise provided in this Agreement, Borrower waives, to the extent permitted by law: (a) presentment, demand, protest and notice of presentment, notice of intent to accelerate the maturity of the Obligations and notice of such acceleration, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal and hereby ratifies and confirms whatever Lender may do in this regard; and (b) the benefit of all stay, extension, marshaling-of-assets or similar laws, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance of the Obligations by Borrower or the enforcement of the Obligations by Lender. Borrower acknowledges that it has been advised by counsel with respect to this Agreement and the transactions evidenced by this Agreement.

     7.7 GOVERNING LAW; WAIVER OF JURY TRIAL; LIMITATION OF REMEDIES.

     (a) THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PROVISIONS EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

     (b) THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO EACH ACKNOWLEDGE THAT THIS WAIVER IS A

MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     (c) NO PARTY SHALL, REGARDLESS OF CAUSE, ASSERT ANY CLAIM WHATSOEVER AGAINST THE OTHER PARTY FOR LOSS OF ANTICIPATORY PROFITS OR CONSEQUENTIAL, PUNITIVE, SPECIAL OR INDIRECT DAMAGES.

     (d) Any legal action or proceeding against any of the Parties with respect to this Agreement or any other Loan Document or the transactions in connection with or relating hereto or thereto, may be brought in the courts of the State of New York in the County of New York or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts. Each of the Parties agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon each of the Parties, and may be enforced in any other jurisdiction, by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

     (e) Borrower hereby irrevocably designates, appoints and empowers Corporation Service Company (the "Process Agent") with offices on the date hereof at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, as its designee, appointee and agent to receive, accept and acknowledge for and on behalf of Borrower, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. Borrower further agrees that such service of process may be made on the Process Agent by personal service of a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding on the Process Agent, or by any other method of service provided for under the Laws in effect in the County of New York, State of New York, and the Process Agent hereby is authorized and directed to accept such service for and on behalf of Borrower, and to admit service with respect thereto.

     (f) Upon service of process being made on the Process Agent as provided in Section 7.7(e), a copy of the summons and complaint or other legal process served shall be given by the Process Agent to Borrower in the manner provided in Section 7.8, or to such other address as Borrower may notify the Process Agent in writing. Personal service upon the Process Agent as provided in Section 7.7(e) shall be deemed to be personal service on Borrower and shall be legal and binding upon Borrower for all purposes, notwithstanding any failure of the Process Agent to give copies of such legal process thereto, or any failure on the part of Borrower to receive the same.

     (g) Borrower will at all times continuously maintain an agent to receive service of process in the County of New York, State of New York on its behalf with respect to each Loan Document. In the event that for any reason the Process Agent or any successor thereto shall no longer serve as agent for Borrower to receive service of process in the County of New York on its behalf or shall have changed its address without notification thereof to the Process Agent, Borrower, immediately after having knowledge thereof, will irrevocably designate and appoint a substitute agent in the County of New York, State of New York and advise Lender.

     (h) Nothing contained in this Section 7.7 shall preclude the Lender from bringing any legal suit, action or proceeding against Borrower in the courts of any jurisdiction where Borrower or any of its property or assets may be found or located. To the extent permitted by the Laws of any such jurisdiction, Borrower hereby irrevocably submits to the jurisdiction of any such court and expressly waives, in respect of any such suit, action or proceeding, the jurisdiction of any court or courts which now or hereafter, by reason of its present or future domiciles, or otherwise, may be available to it.

     (i) Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with any Loan Document or the transactions in connection with, or relating hereto or thereto, brought in the courts referred to in clause (d) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     7.8 Notices. Without modifying any of the provisions of this Agreement concerning the requirements for, or waiver of, any notice, all notices, consents, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, facsimile, by delivering same in person or by a nationally recognized overnight courier service to the intended addressee. Notice so mailed shall be effective three (3) days after it is deposited in a receptacle maintained by the United States Postal Office for the acceptance of mail. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the Parties shall be as set forth on Schedule 7.8 to this Agreement; provided, however, that any Party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of ten (10) days' notice to the other Parties in the manner set forth hereinabove.

     7.9 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on such counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, or that the signature of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the Parties hereto.

     7.10 Confidentiality. The Lender agrees to hold any information designated as "confidential" that it receives from Borrower pursuant to this Agreement in confidence in accordance with procedures adopted by Lender in good faith to protect confidential information of third parties delivered to it, except for disclosure (a) to the Lender's directors, owners, officers, employees, agents, legal counsel, accountants and other professional consultants, provided that such Persons are bound by the provisions of this Section 7.10, have a professional obligation to maintain the confidentiality of confidential information supplied to them or agree to maintain the confidentiality thereof on substantially the same basis as is provided under this Section 7.10, (b) to other professional advisors for the Lender, provided that such other professional advisor agrees to maintain the confidentiality thereof on substantially the same basis as is provided under this Section 7.10, (c) to any Governmental Authority having jurisdiction over the Lender as required by such Governmental Authority pursuant to any applicable Law, (d) as required by applicable Law or legal process or in connection with any legal proceeding to which the Lender is a party, (e) to another Person in connection with a participation or assignment or a proposed participation or assignment as contemplated by Section 7.1 (which Person shall be required to sign a confidentiality agreement provided by the Lender with respect to such confidential information), (f) to any Affiliate of the Lender provided that such Affiliate shall be subject to the same obligations of confidentiality under this Section 7.10 as the Lender, (g) to prospective purchasers of any Collateral in connection with any disposition thereof, and (h) to any other Lender. The confidentiality obligations set forth above shall not, however, apply to any information (i) which is not treated by Borrower in a manner designed to maintain the confidentiality thereof; (ii) filed with any Governmental Authority and available to the public, (iii) published in any public medium from a source other than, directly or indirectly, the Lender, or (iv) disclosed by Borrower to any Person not associated with Borrower without first obtaining a confidentiality agreement substantially similar to this Section 7.10. Nothing in this Section 7.10 shall be construed to create or give rise to any fiduciary duty on the part of the Lender to Borrower.

      7.11 Indemnity. Borrower shall pay, indemnify, defend and hold the Indemnified Parties harmless from and against any and all losses, claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys' fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), which are asserted against, imposed upon or incurred by any of them (a) in connection with or as a result of or related to the Project or the execution, delivery, enforcement, performance, or administration of this Agreement or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to the Project or this Agreement or any Loan Document (irrespective of whether any Indemnified Party is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Party under this paragraph with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any Indemnified Party makes any payment to any other Indemnified Party with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Party receiving such payment, the Indemnified Party making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. Lender may notify Borrower of the progress of any claims with respect to Indemnified Liabilities pursuant to this Section 7.11 and Borrower shall be entitled, at its own cost and expense, to participate in the defense of any third party claim for which it may owe the Lender an indemnity, pursuant to this Section 7.11, it being understood that the Lender shall control such defense. The obligations of Borrower in this Section 7.11 shall survive the termination of this Agreement and the discharge of Borrower's other obligations under this Agreement. The provisions of this Section 7.11 shall not he applicable to claims made by third parties in the event Lender acquires an equity interest in Borrower.

      7.12 Scope of Liability. Notwithstanding any other provision of the Loan Documents (except to the extent of the Owner's interest in the Collateral pledged under the Pledge Agreement), there shall be no recourse against Owner, Nevada Geothermal Power Company, Blue Mountain Power Company, Inc., Nevada Geothermal

Power Inc. or their Affiliates (except Borrower), or the stockholders or other owners, officers, directors or employees of any of them (each, a "Non-Recourse Party"), for any liability to Lender arising in connection with any breach or default under this Agreement except to the extent the same is enforced against Borrower and the Collateral and the rents, issues, profits, proceeds and products of the Collateral, and Lender shall look solely to Borrower (but not to any Non-Recourse Party or to any distributions received by any Non-Recourse Party in accordance with the terms of this Agreement) and the Collateral and the rents, issues, profits, proceeds and products of the Collateral in enforcing rights and Obligations under and in connection with the Loan Documents; provided that (a) the foregoing provisions of this Section 7.12 shall not constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement, the Note, or any other Loan Document (but without personal liability to the Non-Recourse Parties), and the same shall continue until this Agreement has terminated and all Obligations have been fully paid, discharged, observed, or performed; and (b) the foregoing provisions of this Section 7.12 shall not limit or restrict the right of Lender to name Borrower, Owner or any other Non-Recourse Party as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Loan Document, or otherwise, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any property, assets or funds other than the Collateral and the rents, issues, profits, proceeds or products of the Collateral, and any other property of Borrower.

[Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date set forth at the outset hereof.

BORROWER:

NGP BLUE MOUNTAIN I LLC

By: Name:
Title:

Development Loan Agreement

LENDER:
GLITNIR BANKI HF

By: __________________________
Name
Title:

By ___________________________
Name:

Development Loan Agreement

EXHIBIT A
FORM OF PROMISSORY NOTE

Up to $20,000,000	November 1, 2007

     For value received, the undersigned, NGP BLUE MOUNTAIN I LLC, a Delaware limited liability company ("Payor"), with its principal office at 1755 East Plumb Lane, Suite 220, Reno, Nevada 89502, hereby promises to pay to GLITNIR BANKI HF ("Payee"), at Payee's office at Kirkjusandur 2, 155 Reykjavik, Iceland or at such other place as from time to time may be designated by Payee, in lawful money of the United States of America, the amount set forth under the column titled "Total Outstanding Principal Balance of Loan" on the Note Schedule attached hereto, with interest on such amount accruing at the Interest Rate, compounded annually, as set forth in Section 2.5 of that certain Loan Agreement (as defined below). Upon the occurrence and during the continuance of any Event of Default, the outstanding principal balance of the Loans shall bear interest at the Default Rate, compounded annually as set forth in Section 2.5 of the Loan Agreement. Each determination by Payee of the interest amount hereunder shall, except for manifest error, be final, conclusive and binding for all purposes.

     This Note is a Note referred to in that certain Development Loan Agreement, dated as of November 1, 2007, by and between NGP Blue Mountain I LLC and Glitnir Banki hf (the "Loan Agreement"). Terms defined in the Loan Agreement are used herein as so defined unless otherwise defined herein.

     The entire unpaid principal under this Note and any accrued interest thereon shall be due and payable in accordance with Section 2.6 of the Loan Agreement.

     The makers, signers, sureties, guarantors and endorsers of this Note severally waive demand, presentment, notice of dishonor, notice of intent to demand payment hereof, notice of demand, diligence in collecting, notice, and protest. If this Note shall be collected by legal proceedings or through a probate or bankruptcy court, or shall be placed with attorneys for collection, the undersigned agrees to pay all costs of collection, including attorneys' fees.

     This Note is secured by the liens and security interests created under those certain Security Documents.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

     EXECUTED on the date first set forth above.

NGP BLUE MOUNTAIN I LLC

By: Name:
Title:

Note Schedule

Amount of Advance	Date of Advance	Total Outstanding Principal Balance of Loan

     EXHIBIT B-1

FORM OF INITIAL REQUEST

[_______ ], 2007

GLITNIR BANKI HF
222 E. 41st Street
New York, New York 10017
Fax: (212) 922-0882
Attention: Charles J. Amigo II

With a copy to:

GLITNIR BANKI HF
Kirkjusandur 2
155 Reykjavik, Iceland
Fax: (354) 440-4520
Attention: Olafur Sveinsson, International Banking

Re:	NGP Blue Mountain I LLC - Initial Request

     Reference is hereby made to Section 2.4 of the Development Loan Agreement to be entered into on November 1, 2007 (the "Loan Agreement") between NGP Blue Mountain I LLC (the "Borrower") and Glitnir Banki hf (the "Lender"). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Loan Agreement.

   The Borrower hereby notifies the Lender that it wishes to draw the amount of $[ ] under the Loan Agreement to be disbursed to the Borrower Account on the Effective Date, subject to the Lender's determination that all of the conditions set forth under Section 3.1 of the Loan Agreement have been fulfilled on or prior to the Effective Date.

NGP BLUE MOUNTAIN I LLC

By: ___________________________
Name:
Title:

EXHIBIT B-2

FORM OF SUBSEQUENT ADVANCE REOUEST

[______________]

GLITNIR BANKI HF
222 E. 41st Street
New York, New York 10017
Fax: (212) 922-0882
Attention: Charles J. Arrigo II

With a copy to:

GLITNIR BANKI HF
Kirkjusandur 2
155 Reykjavfic, Iceland
Fax; (354) 440-4520
Attention: Olafur Sveinsson, International Banking

Re:	NGP Blue Mountain I LLC - Subsequent Advance Request

     Reference is hereby made to Section 2.4 of the Development Loan Agreement entered into on November 1, 2007 (the "Loan Agreement") between NGP Blue Mountain I LLC (the "Borrower") and Glitnir Banki hf (the "Lender"). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Loan Agreement.

     The Borrower hereby notifies the Lender that it wishes to draw the amount of $[ j under the Loan Agreement to be disbursed to the Borrower Account on 1 (the "Disbursement Date") subject to the Lender's determination that all of the conditions set forth under Section 3.2 of the Loan Agreement have been fulfilled on or prior to the Disbursement Date.

NGP BLUE MOUNTAIN I LLC
By: _______________________
Name:
Title:

EXHIBIT B-3

FORM OF CONTINUATION/CONVERSION NOTICE

[____________]

GLITN R BANKI HF
222 E. 41st Street
New York, New York 10017
Fax: (212) 922-0882
Attention: Charles J. Arrigo II

With a copy to:

GLITNIR BANKI HF
Kirkjusandur 2
155 Reykjavik, Iceland
Fax: (354) 440-4520
Attention: Olafur Sveinsson, International Banking

Re:	NGP Blue Mountain I LLC - Notice of Continuation/Conversion

     Reference is hereby made to Section 2.5(e) of the Development Loan Agreement entered into on November 1, 2007 (the "Loan Agreement") between NGP Blue Mountain I LLC (the "Borrower") and Glitnir Banki hf (the "Lender"). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Loan Agreement.

     Borrower hereby gives irrevocable notice of its request to:

(a) on [ __date_] convert $[ ]of the aggregate outstanding principal amount of the LIBOR Loans, into Base Rate Loans.

(b) on [ __date_ ] convert $[ ]of the aggregate outstanding principal amount of the Base Rate Loans, into LIBOR Loans.

(c) on [ __date_] continue $[ ]of the aggregate outstanding principal amount of the LIBOR Loans, as LIBOR Loans.

     The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on the date hereof.

     IN WITNESS WHEREOF, the Borrower has caused this Continuation/Conversion Notice to be duly executed and delivered by an authorized officer of the Borrower as of the date first above written.

NGP Blue Mountain I LLC,
a Delaware limited liability company

By: ___________________________
Name:
Title:

EXHIBIT C

FORM OF PLEDGE AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of November 1, 2007 (the "Agreement"), is made by and between NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware Limited Liability Company, (the "Pledgor"), in favor of GLITNIR BANKI HF, a company incorporated in Iceland (the "Lender") pursuant to the Development Loan Agreement, dated of even date herewith, by and between NGP Blue Mountain I LLC, a Delaware limited liability company (the "Borrower"), and the Lender (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement").

RECITALS:

     WHEREAS, pursuant to the Loan Agreement, the Lender has agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein, to be evidenced by the Note issued by the Borrower under the Loan Agreement;

     WHEREAS, the Pledgor is the legal and beneficial owner of the Pledged Interests (as hereinafter defined) issued by the Borrower; and

     WHEREAS, it is a condition precedent to the obligation of the Lender to make the Loans to the Borrower under the Loan Agreement that the Pledgor shall have executed and delivered this Agreement to the Lender.

     NOW, THEREFORE, in consideration of the premises and to induce the Lender to enter into the Loan Agreement and to induce the Lender to make its Loans under the Loan Agreement, the Pledgor hereby agrees with the Lender, as follows:

SECTION 1. DEFINED TERMS

     (a) Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

     (b) The following terms shall have the following meanings:

     "Agreement" shall mean this Pledge and Security Agreement, as the same may be amended, modified or otherwise supplemented from time to time.

     "Code" shall mean the Uniform Commercial Code from time to time in effect in the State of New York.

     "Collateral" shall have the meaning set forth in Section 2.

     "Collateral Account" shall mean any account established to hold money Proceeds, maintained under the sole dominion and control of the Lender.

     "Pledged Interests" shall mean the percentage of the membership interests listed on Schedule 1 hereto, together with all certificates, instruments or other documents, options or rights of any nature whatsoever in respect thereof that may be issued or granted, if any, by the Borrower to the Pledgor while this Agreement is in effect.

     "Proceeds" shall mean all "proceeds" as such term is defined in the Code on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Interests, collections thereon or distributions with respect thereto.

SECTION 2. PLEDGE; GRANT OF SECURITY INTEREST.

     (a) To secure the payment and/or performance, as the case may be, in full of the Obligations, whether at stated maturity, by acceleration or otherwise, the Pledgor hereby pledges, and grants to the Lender, a lien on and a first-priority security interest in all of its right, title and interest in and to all of the Pledged Interests, whether now owned or in the future acquired by it and whether now existing or in the future coming into existence and wherever located, together with, in each case:

          (i) all shares, securities, and rights to receive moneys or property representing a dividend on any of the Pledged Interests or a distribution or return of capital upon or in respect of the Pledged Interests (it being understood that, notwithstanding anything to the contrary herein, the Pledgor shall be entitled to receive and retain free and clear of the security interest granted hereby any and all dividends, reimbursements of equity and other distributions paid on or distributed in respect of the Pledged Interests to the extent and only to the extent that all such dividends, reimbursements of equity and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Loan Agreement), and

          (ii) all payments, proceeds, rents, profits, income, benefits, substitutions and replacements of and to any of the property of Pledgor described in the preceding clauses of this Section 2 (including all causes of action, claims and warranties now or hereafter held by such Pledgor in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, all assets, interests, rights, books, correspondence, credit files, records, invoices and other documents and instruments, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Pledgor or any computer bureau or service company from time to time acting for such Pledgor (collectively, but exclusive of any dividends, reimbursements of equity or other distributions described in the parenthetical in clause (i) above, the "Collateral").

     (b) Pledgor shall deliver to the Lender all certificates representing the Pledged Interests concurrently with the execution and delivery of this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES. To induce the Lender to enter into the Loan Agreement and to induce the Lender to make available the Loans to the Borrower thereunder, the Pledgor hereby represents and warrants to the Lender that:

     (a) Due Organization, etc. The Pledgor (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite power and authority to own its assets and to execute, deliver and perform the terms of this Agreement.

     (b) Due Authorization: Enforceability, etc. This Agreement has been duly executed and delivered by the Pledgor and constitutes the legally valid and binding obligation of the Pledgor enforceable against it in accordance with its terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law)).

     (c) Non Contravention. Neither the execution and delivery nor the performance hereof: (i) require any consent or approval of the Pledgor's members, except for such consents and approvals as have been duly obtained and are in full force and effect; (ii) contravene the Pledgor's organizational documents; (iii) violate any provision of, or require any filing, registration, consent or approval under any law, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Pledgor or its property; or (iv) result in a breach of, constitute a default or result in the creation of any lien upon the property of the Pledgor under any material contract to which the Pledgor is a party or by which the Pledgor or any of its property is bound.

     (d) Government Actions. No consent or authorization of, filing with, notice to, or other act by or in respect of, any Governmental Authority or any other Person or under any law applicable to the Pledgor or its property is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for consents, filings, notices, authorizations or approvals that have been obtained and are in full force and effect.

     (e) Litigation. Except as set forth in Schedule 3(e), there is no suit, action, or proceeding pending or threatened against the Pledgor before any Governmental Authority or arbitral body, that could reasonably be expected to have a Material Adverse Effect.

     (f) No Debt. Pledgor does not have any Indebtedness, except as otherwise incurred pursuant to this Agreement or as set forth in Schedule 3(f).

     (g) Title; No Other Liens. The Pledgor is the record and beneficial owner of, and has good and marketable title to, the Pledged Interests, free and clear of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement or as are permitted by the Loan Agreement. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Lender, pursuant to this Agreement.

     (h) Perfected First Priority Liens. The security interest created by this Agreement will constitute a valid, and upon delivery of the Collateral to the Lender, perfected first priority security interest in the Collateral in favor of the Lender, as collateral security for the prompt and complete payment, performance and observance of the Obligations, enforceable in accordance with its terms against all creditors of the Pledgor and any Persons purporting to purchase any Collateral from the Pledgor, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     (i) Jurisdiction of Organization. On the date hereof, the Pledgor's jurisdiction of organization and identification number from the jurisdiction of organization (if any), along with its place of business or chief executive office and mailing address (if different) are specified on Schedule 2.

     (j) Pledged Interests Validly Issued. The Pledged Interests have been duly and validly issued and are fully paid and nonassessable.

SECTION 4. COVENANTS. The Pledgor covenants and agrees with the Lender that, from and after the date of this Agreement until this Agreement is terminated and the security interests created hereby are released:

     (a) Corporate Existence. The Pledgor shall preserve and maintain its legal existence and form and all of its rights, privileges and franchises, if any, necessary for the operation of its business, the maintenance of its existence and the performance of its obligations hereunder.

     (b) Compliance with Laws. The Pledgor shall comply with all applicable laws, the breach of which could reasonably be expected to affect the enforceability of this Agreement or affect the Pledgor's ability to perform its obligations under this Agreement.

     (c) Governmental Approvals. The Pledgor shall do or cause to be done all things necessary to obtain, remain in compliance with and maintain in full force and effect all governmental approvals that are necessary from time to time to perform its obligations hereunder.

     (d) Fundamental Changes. The Pledgor shall not merge or consolidate or liquidate or dissolve itself (or suffer any liquidation, dissolution or bankruptcy).

     (e) No Changes to Organizational Documents. Pledgor shall not amend or otherwise modify the Borrower Organizational Documents without the prior consent of Lender.

(f) Maintenance of Perfected Security Interest.

     (i) The Pledgor shall maintain the security interest created by this Agreement as a first-priority, perfected security interest and shall defend such security interest against claims and demands of all Persons whomsoever.

     (ii) At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing any financing or continuation statements under the Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

          (iii) If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Lender, duly endorsed in a manner satisfactory to the Lender, to be held as Collateral pursuant to this Agreement.

     (g) Changes in Name, etc. The Pledgor will not (i) change its jurisdiction of organization, or chief executive office and mailing address (if different) from those referred to in Section 3(i) or (ii) change its name, in each case without thirty (30) days notice to the Lender.

     (h) Notices. The Pledgor will advise the Lender promptly, in reasonable detail, of the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby.

     (i) Pledged Interests.

          (i) If the Pledgor shall, as a result of its ownership of the Pledged Interests, become entitled to receive any certificate or shall receive any further membership interests in the Borrower (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for, the Pledged Interests, or otherwise in respect thereof, the Pledgor shall accept the same on behalf of the Lender and hold the same in trust for the Lender and deliver the same forthwith to the Lender in the exact form received, duly indorsed by such Pledgor to the Lender, if required, together with an undated stock or equivalent power covering such certificate duly executed in blank by the Pledgor and with, if the Lender so requests, signature guaranteed, to be held by the Lender, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Interests upon the liquidation or dissolution of the Borrower shall be paid over to the Lender to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Interests or any property shall be distributed upon or with respect to the Pledged Interests pursuant to the recapitalization or reclassification of the capital of the Borrower or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Lender to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Interests pursuant to the recapitalization or reclassification of the capital of the Borrower or pursuant to the reorganization thereof shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Lender, hold such money or property in trust for the Lender, segregated from other funds of the Pledgor, as additional collateral security for the Obligations.

          (ii) Without the prior written consent of the Lender, the Pledgor shall not (1) vote to enable, or take any other action to permit, the Borrower to distribute any membership interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any membership interest or other equity securities of any nature of the Borrower (2) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, (3) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the

Collateral, or any interest therein, except for the security interests created by this Agreement or (4) enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Lender to sell, assign or transfer any of the Collateral.

SECTION 5. VOTING RIGHTS. Unless an Event of Default shall have occurred and be continuing and the Lender shall have given notice to the Pledgor of its intent to exercise its corresponding rights pursuant to Section 6 below, the Pledgor shall be permitted to exercise all voting and other rights with respect to the Pledged Interests; provided, however, that no vote shall be cast or other right exercised or other organizational action taken which, in the Lender's judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Loan Agreement, the Note, this Agreement or any other Loan Document or Security Document.

SECTION 6. RIGHTS OF THE LENDER.

     (a) If an Event of Default shall occur and be continuing, all Proceeds received by the Pledgor shall be held by the Pledgor in trust for the Lender, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, he turned over to the Lender in the exact form received by the Pledgor (duly indorsed by the Pledgor to the Lender, if required). All money Proceeds received by the Lender hereunder shall be held in a Collateral Account. All Proceeds while held by the Lender in a Collateral Account (or by the Pledgor in trust for the Lender) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in paragraph (b).

     (b) If an Event of Default shall occur and be continuing and the Lender shall give notice of its intent to exercise such rights to the Pledgor, (1) the Lender shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Interests and make application thereof to the Obligations in such order as the Lender may determine, and (2) all of the Pledged Interests shall be registered in the name of the Lender or its nominee, and the Lender or its nominee may thereafter exercise (A) all voting and other rights pertaining to the Pledged Interests at any meeting of members of the Borrower or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the Pledged Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of the Borrower, or upon the exercise by the Pledgor or the Lender of any right, privilege or option pertaining to such Pledged Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Lender may determine), all without liability except to account for property actually received by it, but the Lender shall have no duty to the Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

SECTION 7. REMEDIES.

     (a) Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Lender's election, the Lender may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in such order as the Lender may elect.

     (b) Code and Other Remedies. If an Event of Default shall have occurred and be continuing, the Lender, may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code or any other applicable law. Without limiting the generality of the foregoing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived or released. The Lender shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, attorney's fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required by any provision of law, need the Lender account for the surplus, if any, to the Pledgor. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

SECTION 8. [Intentionally omitted]

SECTION 9. PRIVATE SALES.

     (a) The Pledgor recognizes that the Lender may be unable to effect a public sale of any or all the Pledged Interests, by reason of certain prohibitions under applicable federal and state law or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Lender shall be under no obligation to delay a sale of any of the Pledged Interests for the period of time necessary to permit the Borrower to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Borrower would agree to do so.

     (b) The Pledgor further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Interests pursuant to this Section valid and binding and in compliance with any and all other applicable requirements of federal or state law. The Pledgor further agrees that a breach of any of the covenants contained in this Section 9 will cause irreparable injury to the Lender, that the Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

SECTION 10. SUBORDINATION. The Pledgor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Lender, all Indebtedness owing by it shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

SECTION 11. IRREVOCABLE AUTHORIZATION AND INSTRUCTION TO BORROWER. The Pledgor hereby authorizes and instructs the Borrower to comply with any instruction received by it from the Lender in writing that (a) states that an Event of Default has occurred and (b) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor.

SECTION 12. LENDER'S APPOINTMENT AS ATTORNEY-IN-FACT.

     12.1 Lender's Appointment as Attorney-in-Fact, etc.

          (a) The Pledgor hereby irrevocably constitutes and appoints the Lender and any officer or agent of the Lender, with full power of substitution, as its true and lawful attorneyin-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, from time to time in the Lender's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.

          (b) If the Pledgor fails to perform or comply with any of its agreements contained herein, the Lender, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement (and shall give the Pledgor notice thereof).

          (c) The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

SECTION 13. DUTY OF LENDER. The Lender's sole duty with respect to the custody,

safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Lender deals with similar securities and property for its own account.

Neither the Lender nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Lender hereunder are solely to protect the Lender's interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder.

SECTION 14. EXECUTION OF FINANCING STATEMENTS. The Pledgor hereby irrevocably authorizes the Lender to file or record at any time and from time to time in any jurisdiction in which the Code has been adopted initial financing statements or amendments thereof and other filing or recording documents or instruments with respect to the Collateral without the signature of the Pledgor in such form and in such filing offices as the Lender determines appropriate. The Pledgor hereby ratifies and authorizes the filing by the Lender of any financing statement with respect to the Collateral made prior to the date hereof. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

SECTION 15. NOTICES. All notices, requests and demands to or upon the Lender or the Pledgor to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (1) when delivered by hand or (2) if given by mail, three (3) days after being deposited in the mails by certified mail, return receipt requested, or (3) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed to the Lender or the Pledgor at its address or transmission number for notices as set forth below.

If to the Pledgor:	NGP BLUE MOUNTAIN HOLDCO LLC
1755 East Plumb Lane, Suite 220
Reno, Nevada 89502
Attention: Max Walenciak
Phone: (775) 786-3399

With a copy to:

Nevada Geothermal Power Inc.
Suite 900-409 Granville Street
Vancouver, BC V6C 1T2
Canada
Attention: Brian Fairbank & Andrew Studley
Phone: (604) 688-1553
Fax: (604) 688-5926
If to the Lender	GLITNIR BANKI HF 222 East 41st Street New York, NY 10117 Attention: Charles J. Arrigo II Phone: (212) 716-0120

Fax: (212) 922-0882

With a copy to:

GLITNIR BANKI HF
Kirkjusandur 2
155 Reykjavik, Iceland
Fax; (354) 440-4520
Attention: International Banking

SECTION 16. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 17. AMENDMENTS IN WRITING; NO WAIVER; CUMULATIVE REMEDIES.

     (a) Amendment. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Lender, provided that any provision of this Agreement may be waived by the Lender in a letter or agreement or by telex or facsimile transmission from the Lender.

     (b) No Waiver by Course of Conduct. The Lender shall not by any act (except by a written instrument pursuant to paragraph (a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any future occasion.

     (c) Cumulative Remedies. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 18. ENFORCEMENT EXPENSES; INDEMNIFICATION.

     (a) Enforcement Expenses. The Pledgor agrees to pay or reimburse the Lender for its reasonable costs and expenses incurred in collecting against the Pledgor enforcing or preserving any rights under this Agreement and the other Loan Documents to which the Pledgor is a party, if any, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Lender.

     (b) Taxes. The Pledgor agrees to pay, and to save the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp,

excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

     (c) Indemnification. The Pledgor agrees to pay, and to save the Lender harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to the Loan Agreement.

     (d) Survival. The agreements in this Section 18 shall survive repayment of the Obligations and all other amounts payable under the Loan Agreement and the other Loan Documents.

SECTION 19. SECTION HEADINGS. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 20. COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 21. INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Pledgor and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 22. SUBMISSION TO JURISDICTION; WAIVERS. The Pledgor hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor at its address referred to in Section 15 or at such other address of which the Lender shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 23. ACKNOWLEDGEMENTS.

The Pledgor hereby acknowledges that:

     (b) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

     (c) the Lender has no fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Pledgor, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Pledgor and the Lender.

SECTION 24. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Lender and its successors and assigns; provided that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Lender.

SECTION 25. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 26. WAIVER OF JURY TRIAL. THE PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 27. CERTAIN WAIVERS.

     (a) Pledgor hereby waives and relinquishes, to the maximum extent permitted by applicable law, all rights and remedies accorded to pledgors, sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including: (i) any right to require the Lender to proceed against any Person or to proceed against or exhaust any security held by the Lender at any time or to pursue any other remedy in the Lender's powers before proceeding against Pledgor; (ii) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of Pledgor or any other Person or the failure of the Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of Pledgor or any other Person; (iii) any right to enforce any remedy that the Lender may have against any Person and any right to participate in any security held by the Lender until the Obligations have been paid in full; (iv) any right to require the Lender to give any notices of any kind, including, without limitation, notices of nonpayment, nonperformance, protest, dishonor, default, delinquency or acceleration, or to make any presentments, demands or protests; (v) any right to assert the bankruptcy or insolvency of any Person as a defense hereunder or as the basis for rescission hereof and any defense arising because of the Lender's election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any right under any law purporting to reduce Pledgor's obligations hereunder if the Obligations are reduced other than as a result of payment of such Obligations; (vii) any defense based on the repudiation of the Loan Documents by any Person, the failure by the Lender to enforce any claim against Pledgor or any other Person or the unenforceability in whole or in part of any Loan Document; (viii) all suretyship and guarantor's defenses generally; (ix) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Pledgor of its obligations under, or the enforcement by the Lender of, this Agreement; (x) any requirement on the part of the Lender to mitigate the damages resulting from any default; (xi) any defense based upon an election of remedies by the Lender, including an election to proceed by non judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of Pledgor, the right of Pledgor to proceed against another Person for reimbursement, or both; (xii) any duty on the part of the Lender to disclose to Pledgor any facts the Lender may now or hereafter know, regardless of whether the Lender has reason to believe that any such facts materially increase the risk beyond that which Pledgor intends to assume, or has reason to believe that such facts are unknown to Pledgor, or has a reasonable opportunity to communicate such facts to Pledgor; (xiii) any defense based on any change in the time, manner or place of any payment under, or in any other term of, the Loan Documents or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the Loan Documents; and (xiv) any defense based upon any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.

     (b) To the extent permitted by law, Pledgor waives the posting of any bond otherwise required of the Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach, or levy upon the Collateral, to enforce any judgment or other security for the Obligations, to enforce any judgment or other court order entered in favor of the Lender, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other agreement or document between Pledgor and the Lender. Pledgor further agrees that upon the occurrence and during the continuation of an Event of Default, the Lender may elect to nonjudicially or judicially foreclose against any real or personal property security it holds for the Obligations or any part thereof; or to exercise any other remedy against any Person, any security or any guarantor, even if the effect of that action is to deprive Pledgor of the right to collect reimbursement from any Person for any sums paid by Pledgor to the Lender.

SECTION 28. INTERPRETATION.

     (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

NGP BLUE MOUNTAIN HOLDCO LLC

By: Name:
Title:

GLITNIR BANKI HF

By: Name:
Title:

By: Name:
Title:

FORM OF ACKNOWLEDGEMENT AND CONSENT

     The undersigned hereby acknowledges receipt of a copy of the Pledge and Security Agreement, dated as of November 1, 2007, made by and between NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware limited liability company (the "Pledgor"), for the benefit of GLITNIR BANKI HF (the "Lender"), a company incorporated in Iceland (the "Pledge and Security Agreement"). The undersigned agrees for the benefit of the Lender as follows:

     1. The undersigned will be bound by the terms of the Pledge and Security Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

     2. The undersigned will notify the Lender promptly in writing of the occurrence of any of the events described in the proviso in Section 5 of the Pledge and Security Agreement (without giving effect to any clause therein that would require the undersigned to determine the Lender's opinion as to any matter described therein).

     3. The terms of Section 9(b) of the Pledge and Security Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it under or pursuant to or arising out of Section 9 of the Pledge and Security Agreement.

NGP BLUE MOUNTAIN I LLC

By: Name:
Title:

Address for Notices:

1755 East Plumb Lane, Suite 220
Reno, Nevada 89502
Attention: Max Walenciak
Phone: (775) 786-3399

With a copy to:

Nevada Geothermal Power Inc.
Suite 900-409 Granville Street
Vancouver, BC V6C 1T2
Canada
Attention: Brian Fairbank & Andrew Studley
Phone: (604) 688-1553
Fax: (604) 688-5926

SCHEDULE 1

TO PLEDGE AND SECURITY AGREEMENT

DESCRIPTION OF MEMBERSHIP INTERESTS

Issuer/Borrower	Interest Type	Percentage Interest
NGP BLUE MOUNTAIN I LLC	Membership Interests	100%

SCHEDULE 2

TO PLEDGE AND SECURITY AGREEMENT

Pledgor's Jurisdiction of Organization: Delaware

Identification Number from Jurisdiction of Organization (if any): Delaware Formation Number SRV 070981784-4417126

Place of Business or Chief Executive Office

1755 East Plumb Lane, Suite 220
Reno, Nevada 89502

Mailing address (i, f dafferent)

Same as above

SCHEDULE 3(e)

TO PLEDGE AND SECURITY AGREEMENT

None

SCHEDULE 3(f)

TO PLEDGE AND SECURITY AGREEMENT

None

Schedule 1.1 to Development Loan Agreement

Title Exceptions

See Schedule B-2 (Exceptions) to Commitment No. 153-2241734 by First American Title Insurance Company dated October 4, 2007 except for item number 12 thereto regarding the lack of a right of access to and from the land.

See Schedule B-2 (Exceptions) to Commitment No. 801-2261965 by First American Title Company of Nevada, National Commercial Services dated October 11, 2007 regarding property 005-341-21 and 005-341-29, NV, as restated below:

1.	Water rights, claims or title to water, whether or not shown by the public records.

2.

Any taxes that may be due, but not assessed, for new construction which can be assessed on the unsecured property rolls, in the Office of the Humboldt County Assessor, per Nevada Revised Statute 361.260.

3.	The lien of deferred taxes due upon conversion of use of said land from agricultural to a higher use, as the same is defined and provided for in NRS 361A.010, et.seq.

4.	Those taxes for this fiscal year July 1, 2007 through June 30, 2008, including any secured personal property taxes collected by the County Treasurer.

APN 005-341-21
1st installment	$276.86
2nd installment	274.00
3rd installment	274.00
4th installment	274.00

Total	$1,098.86

           NOTE:
          Said taxes become a lien on July 1, 2007, each installment will become due and payment on the following dates:

          1st installment is due on the 3rd Monday of August, 2007
          2nd installment is due on the 1St Monday of October, 2007

          3rd installment is due on the 1" Monday of January, 2008

          4th installment is due on the 1st Monday of March, 2008

          Each installment will become delinquent ten (10) days after due.

          (Affects Section 21)

5.	Reservations and provisions as contained in Patent from the United States of America, recorded January 20, 1905, in Book 40, page 430 of Deeds, as Instrument No. N/A.

6.	Intentionally omitted.

7.	An unrecorded Lease Exploration Agreement and Option to Lease dated November 29, 1990, executed by The Atchison Topeka and Santa Fe Railway Company, a Delaware corporation as lessor and Santa Fe Pacific Minerals Corporation, a Delaware corporation as lessee, as disclosed by a Memorandum of Exploration Agreement and Option to Lease recorded October 21, 1991 in Book No. 305, page 647 as Instrument No. 328894 of Official Records.

- The last mentioned item was amended on October 16, 1995, December 29, 1995, and October 31, 1996, as disclosed by Deed recorded December 31, 1998 as Document No. 1998-8589.

8.	An unrecorded Lease dated December 28, 1998, executed by Desert Valley Hay Company, Inc. as lessor and Nevada Land and Resource Company, a Nevada Limited Liability Company as lessee, as disclosed by a Quitclaim Deed recorded December 31, 1998 in Book No. N/A as Instrument No. 1998- 8588 of Official Records.

(Affects Section 21)

9.

An unrecorded Lease dated May 12, 1987, executed by Southern Pacific Land Co. as lessor and SFP Minerals Corporation as lessee, as disclosed by a Deed recorded December 31, 1998 in Book No. N/A as Instrument No. 1998-8589 of Official Records.

(Affects Section 21)

10.	Intentionally omitted.

11.	The exclusive right and privilege to enter on the property as reserved in a document recorded September 16, 1999, in Book N/A, of Official Records, as Instruments No. 1999-5882.

(Affects Section 27)

12.	An Easement for ingress and egress and incidental purposes reserved in the document recorded September 16, 1999 in Book No. N/A as Instrument No. 1999-5882 of Official Records.

(Affection Section 27)

13.	Intentionally omitted.

14.	Intentionally omitted.

15.	Intentionally omitted.

16.	Intentionally omitted.

17.	Those taxes for the fiscal year July 1, 2007 through June 30, 2008, including any secured personal property taxes collected by the County Treasurer.

APN 005-341-29
1st installment	$41.99	(PAID)
2nd installment	0.00
3rd installment	0.00
4th installment	0.00

Total	$41.99

          NOTE:

          Said taxes become a lien on July 1, 2007, each installment will become due and payable on the following dates:

          1st installment is due on the 3rd Monday of August, 2007
          2nd installment is due on the 1" Monday of October, 2007
          3rd installment is due on the 1st Monday of January, 2008
          4th installment is due on the 1" Monday of March, 2008

          Each installment will become delinquent ten (10) days after due.

          (Affects Section 27)

18.	A Deed of Trust to secure an original indebtedness of $7,900,000.00 and any other amounts or obligations secured thereby, recorded January 24, 2007, as Instrument No. 2007-745.

Dated:	March 17, 2004
Trustor:	Eldon G. Crawford and Brenda D. Crawford, trustees of their
Successors in trust, under the Crawford Family Living Trust, dated March 17, 2004
Trustee:	Western Title Company
Beneficiary:	Rabobank, N.A.,

          (Affects Section 21) -

(Includes other land)

19.	A document entitled "Notice of Attachment of an Open Tax Lien on Agricultural Property", recorded April 26, 2007, as Instrument No. 2007-4320 of Official Records.

NOTE:	We find no open deeds of trust. Escrow please confirm before closing.

(Affects 27)

Schedule 1.2 to Development Loan Agreement

Schedule 1.3 to Development Loan Agreement

[RESERVED]

Schedule 1.4 to Development Loan Agreement

Project Contracts

1.	Each of those Real Estate Documents described in Schedule 4.21, other than those indicated as not entered into as of the Effective Date.

2.	(a) Long-Term Firm Portfolio Energy Credit & Renewable Power Purchase Agreement with Nevada Power Company, dated as of August 18, 2006, and approved by the PUCN on February 12, 2007.

(b) Assignment and Assumption of Power Purchase Agreement by and between Nevada Geothermal Power Company and Borrower, and consented to by Nevada Power Company.

3.

Unit Agreement for the Development and Operation of the Blue Mountain Unit Area, County of Humboldt, State of Nevada, Serial No. N-82457X, approved by the Bureau of Land Management September 8, 2006 (contributed to Borrower in accordance with a contribution agreement among Borrower, Owner and the other parties thereto).

Schedule 1.5 to Development Loan Agreement

Proiect Permits

Required Permits and Permit Status

Permit/License/ Review	Responsible Agency	Application Date	Issuance Date	Current Status

Water Permits	Department of	Initial or corrected	September
No. 72978,	Conservation and Natural	applications filed	8, 2006
73541, 73542 &	Resources	December 5, 2005
73543	Division of Water
Resources
901 S. Steward Street,
Suite 2002
Carson City, NV 89701
Federal	U.S. Department of	September 29,	Scheduled	Proceeding
Right-of-Way	Interior	2006	for	under normal
	Bureau of Land		12/17/2007	course with no
	Management			material
	Attn: Rebecca Lange			obstacles
	5100 E. Winnemucca			identified.
Blvd.
Winnemucca, NV 89445
775-623- 1742
Geothermal Plan	U.S. Department of	September 29,	Scheduled	Proceeding
of Development/	Interior	2006	for	under normal
Utilization	Bureau of Land		12/17/2007	course with no
	Management			material
	Attn: Rebecca Lange			obstacles
	5100 E. Winnemucca			identified.
Blvd.
Winnemucca, NV 89445
775-623- 1742
Initial UEP	Public Utilities	November 22,	PUCN	Complete.
Permit	Commission	2006	Docket
	Attn: Crystal Jackson		#06-11032
	1150 East Williams Street		dated
	Carson City, NV 89701		11/29/06
775-684-6101

Amended UEPA Public Utilities		To be submitted	Unknown Requirement maybe cancelled by State statute.
Permit	Commission	after completion
	Attn: Crystal Jackson 1150	of the
	East Williams Street	Environmental
	Carson City, NV 89701	Review associated
	775-684-6101	with the Federal
Right-of-Way
Grant
Underground	Nevada DEP	12/22/06	Unknown Accepted complete 2/16107. To be resubmitted for name change and update of drilling program.
Injection Permit	Bureau of Water Pollution
Attn: Russ Land
901 S. Stewart Street, Suite
4001
Carson City, Nevada 89701
	775-687-9428		Unknown Fugitive dust control permit is in place. It will be included as part of the air quality operating permit when completed.

Air Quality	Nevada DEP
Permit	Bureau of Air Pollution	Unknown
Attn: Greg Remer 901 S.
Stewart Street, Suite 4001
Carson City, Nevada 89701
775-687-9359

Chemical	Nevada DEP
Accident	Bureau of Waster		Unknown Plant detailed engineering required to submit this permit application.
Prevention	Management
Program.	Attn: Mark Zusy	Unknown
901 S. Stewart Street, Suite
4001
Carson City, Nevada 89701
775-687-9479

Special Use	Humboldt County
Permit	Planning Department Attn:
Sandy Hammargren
Humboldt County
	Courthouse	Unknown	Unknown
Winnemucca, NV 89445

775-623-6392
Special Use	Pershing County	Unknown	Unknown Subject to further review
Permit	Planning and Building
Attn: Adam Niles 398 Main Street
Lovelock, NV 89419
775-273-2700
Nevada Department of
Project Review /	Wildlife		NDOW consulting with BLM as cooperating agency on EA NDOW consulting with BLM as cooperating agency on EA
Consultation for
Disturbance to
Wildlife Habitat
Nevada Department of
Industrial	Wildlife
Artificial Pond
Permit

Nevada Division of
Storm Water	Environmental Protection
General Pen-nit	Bureau of Water Pollution
Control
Nevada Division of
Class III Solid	Environmental Protection
Waste Disposal	Bureau of Waste
Site Permit	Management
	Federal Energy	July 17, 2007	NIA
Self-Certification	Regulatory Commission		Filed
as Qualifying
Facility
Market-Based	Federal Energy	Unknown	Unknown Subject to
Rate Authority	Regulatory Commission		further review
under FPA
Section 205

Schedule 1.6 to Development Loan Agreement

Project Pro Formas

Schedule 4.4 to Development Loan Agreement

Litigation

In December 2006, an Affiliate of the Borrower and its former drilling contractor agreed to the binding arbitration process under the laws of the State of Nevada in order to resolve certain disputes regarding drilling services rendered. The maximum amount under dispute approximates $900,000 USD. The Borrower is confident that the amounts owing are substantially less and accordingly has accrued a smaller amount; however the outcome of the arbitration process is not presently determinable.

Schedule 4.6(c) to Development Loan Agreement

Security Filings

UCC-1 Financing Statement Covering the Equity Interests of the Borrower and Naming the Owner as Debtor filed with the Delaware Secretary of State.

     Schedule 4.21 to Development Loan Agreement

Description of Real Property

Real Estate Documents

I. CORE REAL ESTATE DOCUMENTS

LEASES - PRIVATE

1.	(a)	Geothermal Lease Agreement effective as of March 31, 2003 by and between Nevada Land and Resource Company, LLC and Nevada Geothermal Power Company (formerly known as Noramex Corporation), a Memorandum of which was recorded in Humboldt County, Nevada on April 23, 2003 as Instrument No. 2003-2346.

	(b)	Lease Amendment #189093 dated as of November 1, 2005 between Nevada Land and Resource Company, LLC and Nevada Geothermal Power Company (formerly known as Noramex Corporation).

(c)	Notice of Lease Amendment #189093 effective as of February 1, 2006 by and between Nevada Land and Resource Company, LLC and Nevada Geothermal Power Company.

(d)	Notice of Lease Amendment #189093 effective as of October 3, 2006 by and between Nevada Land and Resource Company, LLC and Nevada Geothermal Power, Inc.

(e)	Notice of Lease Amendment #189110 effective as of February 1, 2007 by and between Nevada Land and Resource Company, LLC and Nevada

(f)	Geothermal Power Company. Amendment to Geothermal Lease Agreement dated as of October 24, 2007 by and between Nevada Geothermal Power Company and RLF Nevada Properties, LLC.

(g)	Memorandum of Lease, dated as of October 24, 2007, by and between Nevada Land and Resource Company, LLC and Nevada Geothermal Power Company, to be recorded in Humboldt County, Nevada.

2.	(a)	Geothermal Lease dated October 19, 1993 by and between The Burlington Northern and Santa Fe Railway Company, LLC, successor-in-interest to The Atchison, Topeka and Santa Fe Railway Company, and Nevada Geothermal Power Company, (formerly known as Noramex Corporation), together with any memorandum thereof recorded in Humboldt County.

	(b)	Exercise of Option to Renew Lease No. 187556 effective as of March 1, 2004, by and between The Burlington Northern and Santa Fe Railway Company (successor-in-interest to The Atchison, Topeka and Santa Fe Railway Company) and Nevada Geothermal Power Company (formerly known as Noramex Corporation), recorded in Humboldt County, Nevada on October 13, 2005 as Instrument No. 2005-9318.

3.

Assignment and Assumption of Leases dated as of October 24, 2007, by and among Nevada Geothermal Power Inc. and Nevada Geothermal Power Company, collectively as assignor, and NGP Blue Mountain I LLC, as assignee, to be recorded in Humboldt County, Nevada.

LEASES - FEDERAL

4.	(a)	Offer to Lease and Lease for Geothermal Resources Serial No. N-80159, effective August 1, 2006, issued by the Bureau of Land Management to Nevada Geothermal Power Company (formerly known as Noramex Corporation), and recorded in Humboldt County, Nevada on July 24, 2007 as Instrument No. 2007-7793.

	(b)	Assignment of Record Title Interest in a Lease for Oil and Gas or Geothermal Resources effective as of November 1, 2007, by and between Nevada Geothermal Power Company, assignor, and NGP Blue Mountain I LLC, as assignee.

5.	(a)	Offer to Lease and Lease for Geothermal Resources Serial No. N-80086, effective August 1, 2006, issued by the Bureau of Land Management to Nevada Geothermal Power Company (formerly known as Noramex Corporation), and recorded in Humboldt County, Nevada on July 24, 2007 as Instrument No. 2007-7792.

	(b)	Assignment of Record Title Interest in a Lease for Oil and Gas or Geothermal Resources effective as of November 1, 2007, by and between

Nevada Geothermal Power Company, assignor, and NGP Blue Mountain I LLC, as assignee.

6.	(a)	Offer to Lease and Lease for Geothermal Resources Serial No. N-77668, effective August 1, 2004, issued by the Bureau of Land Management to Nevada Geothermal Power Company (formerly known as Noramex Corporation), and recorded in Humboldt County, Nevada on October 13, 2005 as Instrument No. 2005-9319.

	(b)	Offer To Lease And Lease For Geothermal Resources Serial No. N-77669 issued by the Bureau of Land Management to Nevada Geothermal Power Company, a Nevada corporation (formerly known as Noramex Corporation), and recorded in Humboldt County, Nevada on October 13, 2005.

	(c)	Decision letter from the Bureau of Land Management dated November 3, 2005, consolidating Lease N-77669 into Lease N-77668.

	(d)	Assignment of Record Title Interest in a Lease for Oil and Gas or Geothermal Resources effective as of November 1, 2007, by and between Nevada Geothermal Power Company, assignor, and NGP Blue Mountain I LLC, as assignee.

7.	(a)	Offer to Lease and Lease for Geothermal Resources Serial No. N-58196, effective April 1, 1994, issued by the Bureau of Land Management to Nevada Geothermal Power Company (formerly known as Noramex Corporation), and recorded in Humboldt County, Nevada on October 13, 2005 as Instrument No. 2005-9320.

	(b)	Assignment of Record Title Interest in a Lease for Oil and Gas or Geothermal Resources effective as of November 1, 2007, by and between Nevada Geothermal Power Company, assignor, and NGP Blue Mountain I LLC, as assignee.

TRANSMISSION LINE EASEMENTS*

Easements and rights of way required for the transmission line for the Project. As of the Effective Date, anticipated easements include:

1.	Easement agreement by and between the Burlington Northern and Santa Fe Railway Company, LLC and NGP Blue Mountain I LLC.

2.	Easement agreement by and between the Bureau of Land Management and NGP Blue Mountain I LLC.

3.	Easement agreement by and between the Nevada Land and Resource Company, LLC and NGP Blue Mountain I LLC.

4.	Easement agreement by and between Moana Investments LLC and NGP Blue Mountain I LLC.

5.	Easement agreement by and between Suzanne E. Winier, Trustee, and NGP Blue Mountain I LLC.

6.	Easement agreement by and between Springer Mining Company and NGP Blue Mountain I LLC.

7.	Easement agreement by and between John E. and Sharon L. Smith and NGP Blue Mountain I LLC.

8.	Easement agreement by and between Ron Martinson and Jim Martinson, as Grantors, and NGP Blue Mountain I LLC, as Grantee.

9.	Easement agreement by and Affordable Land Investments, Inc. and NGP Blue Mountain I LLC.

10.	Easement agreement by and between the Frontier Equity Properties, LLC and NGP Blue Mountain I LLC.

11.	Easement agreement by and between the Moana Investments LLC and NGP Blue Mountain I LLC.

II. OTHER REAL ESTATE RIGHTS

LEASES - PRIVATE

1.	(a)	Geothermal Lease Agreement for The DeLong Section 27 (T36N, R34E) Area, Humboldt County, Nevada, effective as of April 15, 2006, by and between JHG, LLC, c/o Will DeLong and Nevada Geothermal Power Company.

	(b)	Amendment to Geothermal Lease Agreement by and between JHG, LLC and Nevada Geothermal Power Company.**

	(c)	Memorandum of Lease by and between JHG, LLC and Nevada Geothermal Power Company, recorded in Humboldt County, Nevada. * *

2.	(a)	Geothermal Lease Agreement for The Crawford Farm Area, Humboldt County, Nevada, effective as of January 10, 2006, by and between Crawford Farm and Nevada Geothermal Power Company.

	(b)	Amendment to Geothermal Lease Agreement by and between Nevada Geothermal Power Company and Eldon G. Crawford and Brenda D. Crawford, Trustees of the Crawford Family Living Trust dated March 17, 2004. **

	(c)	Memorandum of Lease by and between Eldon G. Crawford and Brenda D. Crawford, Trustees of the Crawford Family Living Trust dated March 17, 2004 and Nevada Geothermal Power Company, recorded in Humboldt County, Nevada. * *

** To be executed and delivered after the Effective Date.

WATER RIGHTS

1.

Division of Water Resources Permit No. 72978 issued to Nevada Geothermal Power Inc., a corporation registered in British Columbia, and Nevada Land and Resource Company, LLC, a Delaware limited liability company, on September 8th, 2006.

2.

Division of Water Resources Permit No. 73541 issued to Nevada Geothermal Power Inc., a corporation registered in British Columbia, and Nevada Land and Resource Company, LLC, a Delaware limited liability company, on September 8th, 2006.

3.

Division of Water Resources Permit No. 73542 issued to Nevada Geothermal Power Inc., a corporation registered in British Columbia, and Nevada Land and Resource Company, LLC, a Delaware limited liability company, on September 8th, 2006.

4.	Division of Water Resources Permit No. 73543 issued to Nevada Geothermal Power Inc., a corporation registered in British Columbia, and Nevada Land and

Resource Company, LLC, a Delaware limited liability company, on September 8th, 2006.

5.	Quitclaim Deed executed by Nevada Geothermal Power Inc. in favor of NGP Blue Mountain I LLC recorded on September 25, 2007 as Instrument No. 2007 9164.

RIGHT OF WAY*

1.	Application for Federal Right-of-Way filed with the Bureau of Land Management on September 29, 2006.

*Easements and right of way have not been obtained or entered into as of the Effective Date.

Schedule 5.1(j) to Development Loan Agreement

Separateness

Borrower shall undertake the following activities:

1.	prepare and maintain its own separate, full and complete books, records and financial statements;

2.	maintain all formalities regarding the separate existence of Borrower and act only in its own name and through authorized agents pursuant to its organizational documents;

3.	maintain separate bank accounts in its own name and all investments made by or on behalf of Borrower shall be made solely in Borrower's name;

4.	refrain from guaranteeing any debts of any of its Affiliates, except for obligations of Borrower to Borrower's or its direct or indirect parent companies' consultants, attorneys, employees or other service providers providing services in connection with the activities of Borrower;

5.	refrain from acquiring obligations or debt securities of, or making loans or advances to, any of its Affiliates except as permitted under the Loan Documents;

6.	refrain from commingling any of its money or other assets with the money or assets of any of its Affiliates (it being understood that this clause (f) shall not limit Borrower's ability to enter into joint ventures, partnerships and similar arrangements with its Affiliates);

7.	ensure that all business transactions that are entered into by Borrower with any of its Affiliates shall be on terms and conditions not more or less favorable to Borrower than terms and conditions available at the time to Borrower for comparable transactions with unaffiliated persons and shall have been approved in accordance with its organizational documents and shall otherwise comply with the provisions of the Loan Documents; provided that Borrower may enter into joint ventures, partnerships, reimbursement arrangements and similar arrangements with its Affiliates on terms that would not be available in transactions with unaffiliated parties so long as such transactions are permitted under the Loan Documents;

S.	ensure that the capitalization of Borrower shall be adequate in light of its contemplated business and obligations;

9.

manage directly its own liabilities, including paying its own operating expenses. In the event employees of Borrower participate in or receive payroll, benefits or pension, insurance, other benefit plans of or from any of its Affiliates, Borrower, on a current basis, shall reimburse such Affiliate for Borrower's pro rata share of the costs thereof to the extent permitted under the Loan Documents;

10.	use separate stationery, invoices and checks; and

11.	hold itself out as a separate entity and shall correct any misunderstanding regarding its separate entity status of which Borrower has actual knowledge.

Schedule 5.2(f) to Development Loan Agreement

Related Person Transactions

None.

Schedule 7.8 to Development Loan Agreement

Addresses for Notices

Borrower:	NGP Blue Mountain I LLC
1755 East Plumb Lane, Suite 220
Reno, Nevada 89502
Telephone: (775) 786-3399
Attention: Max Walenciak

with two copies (one to each of the contacts listed in the
attention line below) to:

Nevada Geothermal Power Inc.
Suite 900 - 409 Granville Street
Vancouver, BC V6C 1T2
Canada
Telephone: (604) 688-1553
Fax: (604) 688-5926
Attention: Brian Fairbank & Andrew Studley

GLITNIR:	Glitnir Banki hf
222 East 41st Street
New York, NY 10017
Telephone: (212) 922-0228
Fax: (212) 922-0882
Attention: Charles J. Arrigo II

with a copy to:

Glitnir Banki hf
Kirkjusandur 2
155 Reykjavik, Iceland
Fax: (354) 440-4520
Attention: Olafur Sveinsson, International Banking

EXHIBIT 6

TO

POWER PURCHASE AGREEMENT

REVISED PROJECT MILESTONE SCHEDULE

1. Nevada Power Company and Nevada Geothermal Power Company entered into that certain Long-Term Firm Portfolio Energy Credit and Renewable Power Purchase Agreement ("Agreement") as of the 18th day of August 2006. All capitalized terms not otherwise defined herein shall have the meaning assigned such terms in the Agreement. Buyer received PUCN approval of this Agreement on February 12, 2007. Pursuant to the Agreement, Buyer hereby provides this revised EXHIBIT 6 [REVISED PROJECT MILESTONE SCHEDULE] that hereby supersedes and replaces in its entirety the original EXHIBIT 6 [PROJECT MILESTONE SCHEDULE].

2. All milestones may be completed earlier than the stated times below, at the sole option of Supplier.

A)	Project Milestone: Supplier shall provide a geophysical or geological exploration plan on the geothermal resource which would define the geothermal resource. Such plan shall specify start and completion dates of the geophysical or geological exploration work.

Completion Date: March 14, 2007

Documentation: Supplier shall provide Buyer with documentation from a qualified professional of the actual resource exploration work completed and the associated data,

B)	Project Milestone: Supplier shall obtain all permits, licenses, easements and approvals to construct and operate the Generating Facility, including the UEPA permit.

Completion Date: August 12, 2008

Documentation: Supplier shall provide Buyer with written documentation and decisions from the appropriate agencies indicating hearings during which approvals were granted and final written decisions from those agencies where the approval was made.

C)	Project Milestone: Supplier shall demonstrate to Buyer that it has obtained adequate water rights for the operation of the Generating Facility.

Completion Date: February 12, 2008

Documentation: Supplier shall provide Buyer with written documentation demonstrating that Supplier has secured adequate water rights for the operation of the Generating Facility.

D)	Project Milestone: Supplier shall demonstrate to Buyer that it has complete financing for construction of the Generating Facility.

Completion Date: August 12, 2008

Documentation: Supplier shall provide Buyer with written documentation demonstrating that Supplier has secured construction financing for the Generating Facility.

E)

Project Milestone: Notice to proceed has been issued to the construction contractor under the turnkey engineering, procurement and construction contract (the "EPC Contract") for the Generating Facility and construction of the Generating Facility has commenced.

Completion Date: August 12, 2008

Documentation: Supplier shall provide Buyer a copy of the executed Notice to Proceed acknowledged by the construction contractor and documentation from qualified professionals which indicate that work has begun regarding the engineering, procurement and construction of the Generating Facility.

F)

Project Milestone: Supplier shall complete the drilling and testing of the initial production wells, which shall deliver hot water sufficient to demonstrate a viable geothermal resource with a minimum net capacity of 18.75 MW. Wells are to have flowed for a test period of 48 continuous hours or until stabilization occurs. Stabilization shall be considered met when the flow rate and temperature at the end of any 8-hour continuous period shall not be less than 98% of the first hour of the 8-hour period.

Supplier shall provide Buyer pursuant to Section 29 (Notices) of this Agreement with written notification 48 hours prior to conducting such drilling and testing, but shall provide such notice with as much advance notice as practicable.

Completion Date: February 12, 2008

Documentation: Supplier shall provide Buyer with the data from the well test, which well test is performed by qualified professionals and indicates delivery of hot water of the quantity and quality as indicated. An authorized representative of Buyer shall have the right to be present during and witness such test.

G)	Project Milestone: Supplier's major equipment shall be delivered to the Generating Facility's construction site.

Completion Date: Sixteen (16) months after Notice to Proceed has been issued to the construction contractor under the EPC Contract.

Documentation: Supplier shall provide Buyer with documentation that the major equipment has been delivered to the Generating Facility's construction site.

H)	Project Milestone: Supplier shall complete the drilling of all the production and injection wells, which shall deliver a combined rate of hot water sufficient to generate a minimum of 18.75 net MW of electrical energy, and shall be capable of injecting fluids produced by the production wells. Supplier shall provide Buyer pursuant to the Section 29 (Notices) of this Agreement with written notification 48 hours prior to conducting any such drilling and testing, but shall provide such notice with as much advance notice as practicable.

Completion Date: Twelve (12) months after Notice to Proceed has been issued to the construction contractor under the EPC Contract.

Documentation: Supplier shall provide Buyer with the data from the well tests, which well tests are performed by qualified professionals and indicate delivery of hot water of the quantity and quality as indicated and the capability of injection of all production fluids from the production wells. An authorized representative of Buyer shall have the right to be present during and witness such drilling and testing.

I)	Project Milestone: Supplier shall qualify as a QF or such similar status under applicable Law.

Completion Date: December 13, 2009

Documentation: Supplier shall provide Buyer with documentation that it has filed for and obtained EWG, QF or such similar status under applicable Law and shall remain a QF or such similar status for the entire Term of this
Agreement.

J)	Project Milestone: Supplier shall have installed two (2) or more generators with a total installed capacity nameplate rating stated in Exhibit I.

Completion Date: December 12, 2009

Documentation: Supplier shall provide written notice to Buyer that the Generating Facility is comprised of a total of two (2) or more turbine generators, all of which are fully installed and operational at the Generating Facility site, and further satisfies the definition of the Generating Facility in the Agreement.

K)	Project Milestone: The Generating Facility achieves the Operation Date.

Completion Date: January 12, 2010

Documentation: Buyer's Meters shall record Energy being delivered from the Generating Facility to Buyer and the Generating Facility provides written notice to Buyer that the Generating Facility satisfies the definition of Operation Date in the Agreement.

L)	Project Milestone: The Generating Facility achieves the Commercial Operation Date.

Completion Date: February 12, 2010

Documentation: Supplier provides written notice to Buyer that the Generating Facility satisfies the definition of Commercial Operation Date in the Agreement.